Exhibit 2.1

SHARE SALE AND PURCHASE AGREEMENT

between

(1)AXA LBO FUND V SUPPLEMENTARY FPCI

(2)JEAN FRANCOIS LE BIGOT

(3)THE OTHER CTL SELLERS, as defined below

(4)THE CANADIAN CTL SELLERS, as defined below

(5)BLUE JAZZ SAS

(6)BLUE TANGO SAS

(together the “Sellers”)

(7)CHARLES RIVER NEDERLAND B.V.

(the “Purchaser”)

(8)CHARLES RIVER LABORATORIES INTERNATIONAL, INC

(the “Parent”)

(9)CTL INTERNATIONAL SAS

DATED AS OF 27 APRIL 2019

3 957 760.45

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TABLE OF CONTENTS

TABLE OF CONTENTS	ii
SHARE SALE AND PURCHASE AGREEMENT	4
RECITALS	5
ARTICLE 1	DEFINITIONS AND INTERPRETATION6
1.1	Definitions6
1.2	Interpretation23
ARTICLE 2	SALE AND PURCHASE24
2.1	Sale of the Securities24
2.2	Purchase Price24
2.3	Payment of the Purchase Price25
2.4	Adjustment of the Closing Purchase Price.26
2.5	Payment of the Final Adjustment Amount28
2.6	Adjustments to Purchase Price28
ARTICLE 3	CONDITIONS PRECEDENT AND TERMINATION29
3.1	Conditions Precedent to the Closing29
3.2	Termination29
ARTICLE 4	CLOSING30
4.1	Closing30
4.2	Repayment of the Repayable Indebtedness30
4.3	Closing deliveries31
ARTICLE 5	COVENANTS33
5.1	Undertakings relating to the Antitrust Clearance33
5.2	Undertakings relation to Foreign Investment Control34
5.3	Undertakings relating to the Other Approvals34
5.4	Management of the Group Companies up to the Closing Date34
5.5	Employment Incentives and termination fee37
5.6	Purchaser’s representation with respect to the Citoxlab Group and employment/governance in the Citoxlab Group, and with respect to Mr. Jean-François Le Bigot37
5.7	Financing Matters38
5.8	Financial Statements38
5.9	Merger of Manco 1 and Manco 238
5.10	Other Undertakings prior to Closing38
5.11	Insurance39
5.12	Cooperation40
ARTICLE 6	REPRESENTATIONS AND WARRANTIES OF THE SELLERS40

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ARTICLE 7	DISCLOSURES OF THE WARRANTIES61
ARTICLE 8	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER61
ARTICLE 9	INDEMNIFICATION IN RELATION TO THE REPRESENTATIONS AND WARRANTIES62
9.1	Indemnification62
9.2	Recourses of the Purchaser63
9.3	Calculation of Loss64
9.4	Limitations65
9.5	Third Party Claims65
9.6	Time limits for Claims66
9.7	Conduct of Claims66
9.8	Exclusivity of Remedy66
9.9	Payment of the indemnification66
ARTICLE 10	SELLERS’ REPRESENTATIVES67
ARTICLE 11	SUBSTITUTION OF MANCO 1 OR MANCO 267
11.1	Direct Liquidity Right Manco 167
11.2	Direct Liquidity Right Manco 268
ARTICLE 12	MISCELLANEOUS PROVISIONS68
12.1	Announcements68
12.2	Assignment – No Third Party Beneficiaries68
12.3	Parent to Cause the Purchaser to Perform All Obligations Hereunder69
12.4	Amendment - Waiver69
12.5	Costs69
12.6	Other Tax Matters69
12.7	Notices69
12.8	Invalidity – Entire Agreement70
12.9	Enforcement70
12.10	Certain Waiver of Rights70
12.11	Governing Law - Jurisdiction70

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SHARE SALE AND PURCHASE AGREEMENT

This SHARE SALE AND PURCHASE AGREEMENT (this “Agreement”) is entered into as of April 27 , 2019, by and among:

(1)

AXA LBO FUND V SUPPLEMENTARY FPCI, a French fonds professionnel de capital investissement, regulated by the French financial markets authority (Autorité des Marchés Financiers) and represented by its management company, Ardian France, a French société anonyme, having its registered office located at 20, place Vendôme, 75001 Paris (France), identified under number 403 201 882 RCS Paris, duly represented for the purposes hereto ("Ardian"),

(2)	JEAN-FRANÇOIS LE BIGOT, a French citizen, born on 30 May 1954 in Paris (France), domiciled c/o CTL International, rue de Pacy, 27930 Miserey (France),
(3)

THE PERSONS listed under Schedule (3), represented, by Mr. Le Bigot and/or Mr. Spies, duly authorized for the purposes hereto and in accordance with the provisions of Article 1161 of the French Civil Code (together the “Other CTL Sellers”),

(4)

THE PERSONS listed under Schedule (4), represented, by Mr. Le Bigot and/or Mr. Spies, duly authorized for the purposes hereto and in accordance with the provisions of Article 1161 of the French Civil Code (together the “Canadian CTL Sellers”),

(the parties 2 to 4 being referred to as the “Non-Financial CTL Sellers”),

(5)

BLUE JAZZ, a French société par actions simplifiée, having its registered office located at rue de Pacy, 27930 Miserey (France) identified under number 828 680 165 RCS Evreux, duly represented for the purposes hereto (“Manco 1”),

(6)

BLUE TANGO, a French société par actions simplifiée, having its registered office located at rue de Pacy, 27930 Miserey (France) identified under number 828 661 249 RCS Evreux, duly represented for the purposes hereto (“Manco 2”), the parties 1 to 6, acting severally and not jointly (conjointement et non solidairement), being together referred to as the “Sellers” and individually as a “Seller”,

ON THE FIRST PART

AND

(7)

CHARLES RIVER NEDERLAND B.V., a Dutch Besloten Vennootschap, having its registered office located at Darwinweg 24, 2333CR Leiden (Netherlands) identified under number 000010497803, duly represented for the purpose hereof;

(the “Purchaser”)

ON THE SECOND PART

3 957 760.45

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WITH THE PARTICIPATION OF:

(8)	Charles River Laboratories International, Inc., a Delaware corporation, having its headquarters located at 251 Ballardvale Street, Wilmington, MA 01887, duly represented for the purpose hereof;

(the “Parent”, intervening into this Agreement to guarantee the obligation of the Purchaser hereunder as per Article 12.3 of this Agreement)

(the Sellers and the Purchaser being hereafter collectively referred to as the “Parties” and any of them being hereafter referred to as a “Party”).

IN THE PRESENCE OF:

(9)

CTL INTERNATIONAL, a French société par actions simplifiée, having its registered office located at rue de Pacy, 27930 Miserey (France) identified under number 820 891 976 RCS Evreux, duly represented for the purposes hereto, (the “Company” or “CTL International”).

RECITALS

WHEREAS:

(A)	The securities issued by the Company as at the date of the Agreement, including the Treasury Shares are as follows:
a.	59,004,844 ordinary shares (the “Ordinary Shares”);
b.	33,412,491 class O preferred shares (the “ADP O”);
c.	240,000 class R preferred shares (the “ADP R”);
d.	16,931,788 convertible bonds (the “Convertibles Bonds”); and
e.	688,041 warrants (bons de souscription d’actions ordinaires et d’actions de préférence de catégorie O) (the “BSAADP”);

allocated, as at the date hereof, among the Sellers as set out in Schedule A.

(B)

In accordance with their terms and conditions dated 12 October 2016 and as amended from time to time, all the BSAADP will be exercised by the Canadian CTL Sellers at the latest five (5) Business Days prior to the Closing Date. This exercise will occur simultaneously with the exercise by the Canadian CTL Sellers of the put options over all the preferred shares issued by Accellab, Inc. not owned by the other Group Companies. Such exercise would entail the issuance of (i) 1,376,082 new Ordinary Shares and (ii) 2,064,123 ADP O to be issued by the Company. In this event, the securities issued by the Company would be allocated among the Sellers as set out in Schedule B(i), it being specified that Jean-François Le Bigot, Roy Forster and Patrick Spies intend for estate planning reasons to (i) transfer to Personal Holding Companies and/or (ii) donate to their spouse and/or descendants part of the securities they own directly or indirectly in the Company, between the date hereof and the Closing Date; such transfers and/or donations will be conditioned upon the simultaneous accession of the transferees to this Agreement as Non-Financial CTL Sellers pursuant to the accession agreement in the form set out in Schedule B(ii), it being specified that such operation shall not be permitted in the event it would entail a postponement of the Closing Date.

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(C)

The Company currently owns and, on the Closing Date, shall own directly and/or indirectly controlling and non-controlling interests in the Entities set forth in Schedule C which sets outs each Entity name and the ownership structure of each Entity.

(D)

The Purchaser and its advisers were given full access to the Disclosed Information (as defined below). The Purchaser acknowledges that it and its professional advisors have had access to the management of the Group Companies and to the Disclosed Information.

(E)

The Purchaser wishes to purchase, and the Sellers have together agreed to sell the Securities, subject to and in accordance with the terms and conditions of this share sale and purchase agreement (the “Agreement”) (hereafter the “Transaction”).

(F)	Citoxlab France SAS, one of the Group Companies, has a work council, such council has been duly convened and has given its opinion on the contemplated Transaction.
(G)

The Sellers represent that, prior to the execution of the Agreement, each employee of the Company has waived his or her right to make an offer to purchase the securities giving access to the majority of the share capital of the Company pursuant to articles L. 23-10-1 et seq. of the French Commercial Code.

IT IS AGREED AS FOLLOWS:

ARTICLE 1DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement (including the above recitals), in addition to such terms as are defined elsewhere in this Agreement, the following terms have the meanings specified in this Article 1.1:

2018 Audited Accounts

means (i) the audited consolidated accounts (comptes consolidés certifiés par le commissaire aux comptes) of the Company consolidating the Price Calculation Group Companies for the year ended December 31, 2018 and prepared in accordance with the French accounting standards as prescribed by the French Commercial Code and the Plan Comptable Général and (ii) the audited individual accounts of each of the Price Calculation Companies for the year ended December 31, 2018 and prepared in accordance with GAAP;

Accounting Principles	means the GAAP except as set forth in Schedule 1.1;
Accounts	means the non-audited combined accounts of the Company and the Price Calculation Group Companies, for the twelve (12) month period ended on the Accounts Date;
Accounts Date	means December 31, 2018;
Action

means any action, complaint, claim, arbitration, hearing, litigation, suit, investigation, review, audit or other proceeding, in each case, by or before any arbitrator, mediator or Governmental Authority;

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ADP O	has the meaning set forth in the Recitals;
ADP R	has the meaning set forth in the Recitals;
Affiliate

means, in respect of any specified Person (other than a natural Person), any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person within the meaning of control under article L. 233-3 of the French Commercial Code;

Agreement	has the meaning set forth in the Recitals;
Anti-Corruption Laws

means the French Law N° 2016-1691 of 9 December 2016 “Sapin II” as it relates to prevention of corruption practices, the U.S. Foreign Corrupt Practices Act, the UK Bribery Act, and all other applicable anti-corruption laws applicable in any relevant jurisdiction;

Antitrust Authorities	means the German Federal Cartel Office (Bundeskartellamt) whose approval is required or advisable for the Transaction under applicable merger control Law.
Antitrust Clearance	means a decision by the Antitrust Authorities declaring that the Transaction is cleared or the expiry of the applicable waiting period resulting in the clearance of the Transaction;
Ardian	has the meaning set forth in the Preamble;
Base Purchase Price	means € 448,000,000;
BSAADP	has the meaning set forth in the Recitals;
Business Day	means any day, except Saturday, Sunday on which commercial banks and financial markets are open for business in Paris, France and Boston, Massachusetts;
Canadian CTL Sellers	have the meaning set forth in the Preamble;

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Cash

means with respect to all the Price Calculation Group Companies, on a fully consolidated basis:

a)the cash and cash equivalents convertible to cash within no more than 30 days,

b)amounts of deposits at institutions related to factoring arrangements that are fully refundable (net of any amounts due under similar arrangements),

c)checks received but not cleared to the extent that the amounts to be paid by such checks have been applied to reduce a category of current assets reflected in Working Capital,

d)checks issued but not cleared to the extent that the amounts to be paid by such checks have been applied to reduce a categories of current liabilities reflected in Working Capital and deposits in transit to the extent the amounts to be paid by such deposits in transit have been applied to reduce a category of current assets reflected in Working Capital of the Price Calculation Group Companies,

e)net amount of CICE Receivables,

f)Tax loss carry forwards for a fixed amount of €4 million,

g)an amount equal to the number of shares of AB Science owned by the Company at Closing multiplied by the last three (3) month average share price of AB Science published by Euronext Paris (x) as of 30 April 2019 if the Closing Date occurs on 29 April or 30 April 2019, or otherwise (y) as of the day immediately prior to the Closing Date,

h)the amount of the Le Tamarinier shareholder note receivable as at Closing, it being specified that such amount shall not exceed €0.8 million.  For the avoidance of doubt, if the Le Tamarinier shareholder note receivable is reimbursed prior to Closing, then this amount shall be €0 except if the reimbursement is subsequent to an equity investment in Le Tamarinier shares and therefore the amount to consider in Cash shall equal the lesser of the equity investment or €0.8 million, for illustration purposes, the calculation of the Cash as at the Accounts Date is set out in Schedule 1(i);

CICE Receivables

means the amounts which will be paid to the French Price Calculation Group Companies with respect to the crédit d’impôt pour la compétitivité de l’emploi, as determined at any moment according to the Accounting Principles;

Claim	has the meaning set forth in Article 9.1.2;
Closing	has the meaning set forth in Article 4.1.1;
Closing Purchase Price	has the meaning set forth in Article 2.3.2;
Closing Financial Statements

means, as of 11:59 p.m. CET (x) on 30 April 2019 if the Closing Date occurs on 29 April or 30 April 2019, or otherwise (y) on the day immediately prior to the Closing Date, (i) the consolidated balance sheet of the Company fully consolidating the Price Calculation Group Companies, and (ii) the calculations of the Variable Amounts and the Transaction Expenses;

Closing Date	has the meaning set forth in Article 4.1.1;

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Confidentiality Agreement	means the confidentiality agreement entered into between inter alia the Parent and the Company;
Company	has the meaning set forth in the Preamble;
Company Backlog	has the meaning set forth in Article 6.1.29(b);
Company Intellectual Property	has the meaning set forth in Article 6.1.12;
Company Material Contracts	have the meaning set forth in Article 6.1.15(a);
Company Shares	means all of the issued and outstanding shares in the Company;
Company Software	means any software (other than “off the shelf” software) owned by a Group Company, together with any related source code, object code, firmware, operating systems and specifications.
Company Subsidiary	means any Subsidiary of the Company, as well as EPO GmbH, Le Tamarinier SA, and for the avoidance of doubt Solvo Zrt;
Conditions Precedent	has the meaning set forth in Article 3.1.1;
Consolidated Net Debt

means, the excess of (i) the total amount of Indebtedness as of 11:59 p.m. CET (x) on 30 April 2019 if the Closing Date occurs on 29 April or 30 April 2019, or otherwise (y) on the day immediately prior to the Closing Date (including items of Indebtedness which are triggered as a result of the Closing) over (ii) the total amount of Cash at the same moment;

Contract

means any contract, agreement (including quality agreements), lease, note, understanding, license or other commitment or undertaking, in each case, to which any Group Company is bound, whether written or oral, and all amendments, side letters, modifications and supplements thereto.

Convertible Bonds	has the meaning set forth in the Recitals;
CRL Equity Incentive Program	means the programs described in Schedule 5.5 (i);
CRL Executive Incentive Compensation Program	means the programs described in Schedule 5.5 (ii);
De Minimis Threshold	has the meaning set forth in Article 9.4.1(a)(i);
Deductible Amount	has the meaning set forth in Article 9.4.1(a)(ii);
Direct Liquidity Right Manco 1

means the right for the shareholders of Manco 1 to collectively sell directly their shares in Manco 1 to the Purchaser at the option of the legal representative of Manco 1 notified to the Sellers’ Representatives and to the Purchaser;

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Direct Liquidity Right Manco 2

means the right for the shareholders of Manco 2 to collectively sell directly their shares in Manco 2 to the Purchaser at the option of the legal representative of Manco 2 notified to the Sellers’ Representatives and to the Purchaser;

Direct Liquidity Rights	means the Direct Liquidity Right Manco 1 and the Direct Liquidity Right Manco 2;
Disclosures	has the meaning forth in Article 7.1.1;
Disclosed Information

means (i) the documents and information made available to the Purchaser as of 7 February 2019 at 7:00pm (CET) in the electronic data room furnished by the Sellers’ Representatives and opened on 4 January 2019 of which index is attached to this Agreement in Schedule 7.1(A) and which are contained in a USB key provided and certified by Intralinks, (ii) additional documents specifically referred to in the schedules hereto which index is attached to this Agreement in Schedule 7.1(B) and which are contained in a USB key provided and certified by Intralinks;

Disputed Amounts	has the meaning set forth in Article 2.4.5;
Earn-Out Indebtedness

means all outstanding and unpaid amounts due by the Company to some of the Sellers pursuant to the share purchase agreement dated 18 July 2016, which will be set forth in the Earn-Out Indebtedness Certificate to be provided as per Article 4.2.2;

Earn-Out Solvo

means all outstanding and unpaid amounts (including €200,000, corresponding to the amount that may be due under the 2019 “earn out”) due by CITOXLAB GROUP (443 194 873 RCS Evreux) to KDT Holding Kft. Pursuant to the share sale and purchase agreement dated April 2018, a copy of which has been delivered to the Purchaser;

Encumbrance

means any security interest, mortgage, lien, pledge, encumbrance, charge, restriction on the use, ownership or transferability, option or right of pre-emption, lease or instalment purchase agreement, transfer of a life interest or other property right, or other adverse claim or right or third party rights;

Entity

means any company (société), partnership (limited or general), joint venture, trust, association, economic interest group (groupement d’intérêt économique) or other organization, enterprise or entity, whether or not vested with the attributes of a legal person (personnalité morale);

Environmental Law

means all Laws relating to (i) the protection, preservation or remediation of the environment, wildlife, endangered species or natural resources, including surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air or pollution control or (ii) the storage, recycling, treatment, generation, production, Release, threatened Release, transportation, disposal or arrangement for transportation or disposal of Hazardous Substances;

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Environmental Permits	means all Licenses applicable to any Group Company issued pursuant to or relating to Environmental Laws;
EPO Minority Interest	means any shares in Experimentelle Pharmakologie & Onkologie Berlin-Buch GmbH (EPO) and securities giving access to EPO’s share capital which is not owned by the Price Calculation Group Companies;
Escrow Adjustment Account	means the bank account opened with the Séquestre Juridique de l'Ordre des Avocats de Paris and managed by the Escrow Agent pursuant to the Escrow Agreement relating to the Escrow Adjustment Amount;
Escrow Indemnification Account	means the bank account opened at the Séquestre Juridique de l'Ordre des Avocats de Paris and managed by the Escrow Agent pursuant to the Escrow Agreement relating to the Escrow Indemnification Amount;
Escrow Agent	means Séquestre juridique du Barreau de Paris;
Escrow Agreements	means the draft agreements in agreed form as set forth in Schedule 2.3 and subject to further comments from the Escrow Agent;
Escrow Adjustment Amount	means an amount equal to €5,000,000;
Escrow Indemnification Amount	means an amount equal to the R&W Cap;
Estimated Closing Financial Statements	has the meaning set forth in Article 2.3.1;
Examination Period	means the Purchaser Examination Period, the Sellers Examination Period or the Independent Auditor Examination Period, as applicable;
Exit Bonus

means the "exit bonus" (including social contributions borne by the beneficiaries and by the Group Companies) which the Group Companies contemplate to pay to their employees with respect to the Closing of this Agreement;

Expiry Date	has the meaning set forth in Article 9.6.1(a);
Fairly Disclosed	has the meaning set forth in Article 7.1.2;
FDA	means the U.S. Food and Drug Administration and corresponding regulatory agencies in other counties and states of the United States;
FDA Company Contractor

means any Person with which the Company or any of its Subsidiaries formerly or presently had or has any Contract under which that person has or had physical possession of, or was obligated to develop, test, process, investigate, manufacture, or produce any FDA Regulated Product on behalf of the Company or any of its Subsidiaries;

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FDA Law

means any Law relating to any FDA Regulated Product, including, the

Federal Food, Drug and Cosmetic Act, 21 U.S.C. sec. 301 et seq., the FDA Modernization Act of 1997, Stand Alone Provisions, Pub. L. No. 105-115, 111 Stat. 2295 (1997) and equivalent Laws adopted by any Governmental Entity in any jurisdiction in addition to the United States where any Group Company has facilities, does business;

FDA Regulated Product	means any product or component that is studied, used held or offered for sale for human or animal research or investigation or clinical use;
Final Adjustment Amount	means the difference between the Closing Purchase Price and the Purchase Price, as finally determined based on the formula set forth in Article 2.2;
Financing	has the meaning set forth in Article 5.7.1;
Foreign Investment Control	has the meaning set forth in Article 5.2.1;
Fundamental Warranties

means those Representations and Warranties set forth in Article 6.1.1 (Organization and Authority of the Sellers, Validity), Article 6.1.2 (Securities), Article 6.1.3(a) (Organization), 6.1.5(a) (Capitalization) and Article 6.1.26 (Relationships with Related Persons), and “Fundamental Warranty” means any of them;

Fundamental Warranty Claim	means a Claim made by the Purchaser against the Seller for a breach of a Fundamental Warranty;
GAAP

means the French accounting standards as prescribed by the French Commercial Code and the Plan Comptable Général or such other generally accepted accounting principles as may be applicable in the relevant jurisdictions of the Price Calculation Group Companies;

Good Clinical Practices	means any applicable Law, guidance of any Governmental Authority and prevailing industry practices concerning the conduct of clinical trials;
Good Laboratory Practices	means any applicable Law, guidance of any Governmental Authority and prevailing industry practices concerning the conduct of non-clinical trials;
Good Manufacturing Practice

means any applicable Law, guidance of any Governmental Authority and prevailing industry practices concerning manufacturing practices for pharmaceutical products (and components thereof), including 21 C.F.R. Parts 210, 211;

Good Tissue Practice	means any applicable Law, guidance of any Governmental Authority and prevailing industry practices concerning manufacturing practices for human tissue, including 21 C.F.R. Part 1271;
Governmental Authority

means any government or regulatory, legislative, judicial, administrative authority, agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state, local, domestic, foreign or supranational, including the European Union;

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Government Official

means any public or elected official or officer, employee (regardless of rank), or person acting on behalf of a national, provincial, or local government, including a department, agency, instrumentality, state-owned or state–controlled company,  public international organization (such as the United Nations or World Bank), or non-U.S. political party, non-U.S. party official or any candidate for political office.  Officers, employees (regardless of rank), or persons acting on behalf of an entity that is financed in large measure through public appropriations, is widely perceived to be performing government functions, or has its key officers and directors appointed by a government should also be considered “Government Officials”;

Group Companies	means the Company and the Company Subsidiaries;
Hazardous Substance

means any waste (human, animal or otherwise), substance or material defined or regulated as a “hazardous substance”, “hazardous waste”, “special waste”, “hazardous substance”, “hazardous material”, “toxic substance”, “toxic mold”, as a “pollutant,” “contaminant,” or as “radioactive,” “radioisotopic,” or “corrosive,” or words of similar import, under any Law pertaining to the environment, including petroleum or petroleum-derived products or by-products, asbestos, biomedical waste, radioactive waste and polychlorinated biphenyls;

Income Taxes

means national, federal, state or local net income or capital gains taxes, (but not Taxes on receipts, sales, use, occupation, franchise, transfer, value added, real property, withholding and personal property and social security and all other employment-related Taxes, together with all penalties, charges, additions to tax and interest relating to any of them;

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Indebtedness

means at any time, on a fully consolidated basis, the amount, with respect to all Price Calculation Group Companies, all obligations (including all obligations in respect of principal, accrued interest, penalties, breakage costs, fees and premiums) of such Price Calculation Group Company (including, for the avoidance of doubt, any prepayment or similar penalties with respect to the prepayment of any of the foregoing or amounts that become payable as a result of the transactions contemplated hereby):

(a)for borrowed money (including Senior Indebtedness or any amount made available by the Purchaser’s group to the Group Companies, or paid by the Purchaser’s group on behalf of the Group Companies, pursuant to the terms of Article 4.2.1, but excluding the Convertible Bonds and corresponding accrued interest) and including related accrued interest,

(b)evidenced by notes, bonds, debentures, hedging or swap arrangements or similar contracts or instruments and including any debt cancellation or repayment costs and penalties and related accrued interest, but excluding the Convertible Bonds and corresponding accrued interest,

(c)(i) any amounts due to former owners of any Price Calculation Group Company or “Company notes” payable, (ii) any amounts payable attributable to the period prior to the Closing Date, including the maximum amount of any current or future obligation for the Earn Out Indebtedness and the Earn Out Solvo (other than trade payables or accruals incurred in the ordinary course and that are not past due and that have been included in the calculation of Working Capital at Closing) and with respect to any conditional sale, title retention, consignment or similar arrangements, and (iii) any unpaid amounts due to holders of minority interests in any Group Company (including without limitation for the sake of clarity Solvo Zrt and EPO GmbH) which the Company or any Company Subsidiary are obliged to acquire in the future, including the Solvo Minority Interest and the EPO Minority Interest. The Solvo Minority Interest and the EPO Minority Interest shall be valued based on valuation methodology described in Schedule 1(iv) and applied to 2018 financials.

(d)letters of credit, standby letters of credit and bankers’ acceptances or similar instruments, in each case to the extent drawn upon or payable and not contingent,

(e)in respect of any leases or finance leases capitalized in the Accounts or those that are required under the GAAP to be classified as capital leases,

(f)in respect of any interest rate, currency hedging agreement or other similar instrument (to the extent in a liability position),

(g)in respect of Income Taxes payables required to be accrued under GAAP net of Income Taxes receivables (net amount shall not be less than zero). For the avoidance of doubt, accrued non-Income Taxes, R&D Tax Credits and NOLs  taken into account elsewhere in this agreement  shall be excluded,

(h)(i) accrued or unpaid obligations in respect of bonuses related to the Transaction due with respect to any period up to the Closing Date (for the avoidance of doubt bonuses paid in the ordinary course of business shall not be taken into account), (ii) severance indemnities due to Alfred Botchway accrued or unpaid prior to Closing, it being specified that should another similar situation occur prior to Closing, such amounts above €0.1 million will be included in Indebtedness, (iii) and any outstanding obligations in relation to the Solvo management incentive package, as mentioned in Schedule 1(ii),

(i)obligations in relation to any amounts owed by the Price Calculation Group Companies for previous M&A transactions (to the exclusion of Transaction Expenses), that remain unpaid,

(j)provisions in the amount of €0.04 million related to employee litigations in France and €0.1 million related to Hungary company car allowance self revision,

(k)for an amount related to capital expenditure underspend, calculated as the difference between (i) actual spend and (ii) 6% of revenue, for the period between January 1, 2019 and Closing, for the Price Calculation Group Companies. For avoidance of doubt, the amount will not be negative (i.e. will not be a decrease to Indebtedness),

(l)for any declared but unpaid dividends,

(m)in the nature of guarantees of the obligations described in clauses (a) through (n) above of any other Price Calculation Group Companies, in each case calculated in accordance with the Accounting Principles, provided, that, “Indebtedness” shall not include any intercompany indebtedness between the Company and/or its wholly-owned Subsidiaries, solely to the extent it fully eliminates on consolidation, for illustration purposes, the calculation of Indebtedness at the Accounts Date is set out in Schedule 1(ii);

Independent Auditor	has the meaning set forth in Article 2.4.7;
Independent Auditor Examination Period	has the meaning set forth in Article 2.4.10;
Insurers	means the insurers under the Warranty Liability Insurance Policy;

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Intellectual Property

means all of the following, in any jurisdiction throughout the world (whether or not registered): (a) trademarks, service marks, trade dress, trade names, logos, including all variations, derivations and combinations thereof, (b) Internet domain names, Internet websites and URLs; (c) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications; (d) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for, and all improvements to the inventions disclosed in each such registration, patent or patent application; (e) copyrights and copyrightable works, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights and copyrightable works, now or hereafter provided by law, regardless of the medium of fixation or means of expression; (f) industrial designs; (g) registrations and applications for any of the foregoing; (h) trade secrets, know-how (including manufacturing and production processes and techniques and research and development information) and confidential information; (i) computer software (including the Company Software); (j) any goodwill associated with each of the foregoing; (k) databases and data collections; (l) all rights in all of the foregoing provided by treaties, conventions and common law; and (m) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing;

Internal Revenue Code	means the United States Internal Revenue Code of 1986;
Investment Control Clearance	has the meaning set forth in Article 5.2.2;
IT Assets

means any and all computers, software, hardware, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology assets, including all documentation related to the foregoing, (i) owned or used by any Group Company or (ii) licensed or leased to any Group Company;

Knowledge of the Sellers (or the Sellers’ Knowledge)	means the knowledge of Jean François Le Bigot, Patrick Spies, Olivier Foulon, Roy Forster or Andrew Graham, assuming due and diligent reasonable enquiries, as of the date of this Agreement;
Law	means any law, rule or regulation of any Governmental Authority;
Licenses

means all licenses, permits (including construction and operation permits), franchises, grants, registrations, clearances, exemptions, approvals, certificates and similar authorizations issued by any Governmental Authority;

Licensed Intellectual Property

means all Intellectual Property owned by a third party and licensed or sublicensed (or purported to be licensed or sublicensed) to any Group Company or for which any Group Company has obtained a covenant not to be sued;

Loss

means any damages, costs, expenses, penalties or fines, including tax penalties and late payment interest, reasonable attorney’s fees and expenses and any expenses of investigation or remediation; provided that in no event will Loss include punitive damages, except in each case to the extent paid to a third party;

Manco 1	has the meaning set forth in the Preamble;
Manco 2	has the meaning set forth in the Preamble;

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Manco 1 Share Purchase Agreement

means the share purchase agreement to be negotiated in good faith and concluded between the Purchaser and all the shareholders of Manco 1, it being specified that such share purchase agreement shall include customary representations including ownership of the shares, an indemnity that there are no liabilities (including Tax liabilities) or assets other than the Securities, and no other activities than holding the Securities, as well as incorporation by reference all of the Sellers’ representations and warranties provided in the Agreement.

Manco 2 Share Purchase Agreement

means the share purchase agreement to be negotiated in good faith and concluded between the Purchaser and all the shareholders of Manco 2, it being specified that such share purchase agreement shall include customary representations including ownership of the shares, an indemnity that there are no liabilities (including Tax liabilities) or assets other than the Securities, and no other activities than holding the Securities, as well as incorporation by reference all of the Sellers’ representations and warranties provided in the Agreement.

Manco 1 Shares	means all the shares issued by Manco 1 as at the Closing Date;
Manco 2 Shares	means all the shares issued by Manco 2 as at the Closing Date;
Material Adverse Change

means any event relating to the business, assets, operations, prospects or conditions, financial or otherwise of the Price Calculation Group Companies, and which occurs between the 12 February 2019 and the Closing Date, which is specific to the Price Calculation Group Companies and which could reasonably be expected to lead to a shortfall of the EBITDA of the Price Calculation Group Companies taken as a whole of at least (x) forty (40) per cent over one (1) given fiscal year, or (y) twenty-five (25) per cent for two (2) consecutive fiscal years taken together, but shall exclude:

(a)any event which, without being of a general nature, also similarly affects other companies in the general industry in which the Price Calculation Group Companies operate; or

(b)any event which results from (i) changes in the general industry or the competitive environment in which the Price Calculation Group Companies operate; (ii) any hostilities or acts of terrorism; (iii) changes of a political nature or in the economy in general or the financial markets generally; (iv) changes of the applicable Law or of the regulatory environment or (v) from the fact that this Agreement or the Transaction, partly or in whole become public.

For reference, the consolidated EBITDA of the Price Calculation Group Companies for the 2018 fiscal year amounted to €32.8 million.

Non-Financial CTL Sellers	have the meaning set forth in the Preamble;
Notice of Claim	has the meaning set forth in Article 9.1.2;
Notice of Objection	has the meaning set forth in Article 2.4.4;

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Order	means any order, injunction, judgment, decree, ruling, assessment, or arbitration award of any Governmental Authority or arbitrator;
Ordinary Shares	have the meaning set forth in the Recitals;
Organizational Documents

means, as applicable, (a) the certificate of incorporation, formation or organization (b) deed of incorporation, (c) articles of association, (d) bylaws, (e) any charter, limited liability company agreement, partnership agreement or similar document adopted or filed in connection with the creation, formation or organization of a Person, and (f) any amendment to any of the foregoing;

Owned Intellectual Property	means all Intellectual Property owned (or purported to be owned) by any Group Company;
Other Guaranteed Accounts	have the meaning set forth in Article 6.1.9(a);
Other CTL Sellers	have the meaning set forth in the Preamble;
Parent	has the meaning set forth in the Preamble;
Parties and Party	have the meaning set forth in the Preamble;
Permitted Encumbrance

means (a) Encumbrances for Taxes not yet due and payable or that are being contested in good faith and for which adequate reserves have been made on the Company’s consolidated balance sheet in accordance with the GAAP, (b) statutory Encumbrances of landlords with respect to real property leases, (c) Encumbrances of carriers, warehousemen, mechanics, materialmen, and repairmen incurred in the ordinary course and not yet due and payable or that are being contested in good faith and for which adequate reserves have been made on the Company’s consolidated balance sheet in accordance with the GAAP, (d) in the case of the Properties, (i) zoning, building, or other land use restrictions regulating the use or occupancy of such Properties or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Properties and (ii) covenants, rights of way, encumbrances, easements and other title imperfections of record affecting title to the Properties, in each case, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the applicable Group Company, (e) Encumbrances securing the Indebtedness of any Group Company that will be terminated at or prior to Closing, (f) in the case of Intellectual Property, non-exclusive third party license agreements entered into in the ordinary course, (g) all matters set forth on title policies or surveys made available by the applicable Group Company to the Purchaser in connection with the Properties and (h) Encumbrances incurred pursuant to capital lease obligations of the Group Companies securing payments thereunder;

Person	means any individual or Entity;

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Personal Data

means all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Group Companies, is capable of identifying an individual);

Personal Holding Companies

means, with respect to a Non-Financial CTL Seller, a company:

(a)whose legal representative is the concerned Non-Financial CTL Seller;

(b)in which at least 50.1 % of the share capital and voting rights will belong to the Non-Financial CTL Seller and the remainder to his spouse/her husband or ascendant or descendant;

(c)whose applicable rules of majority and quorum will provide that the vote of the aforementioned Non-Financial CTL Seller will be necessary and sufficient to approve all the collective decisions proposed to the shareholders or the partners;

Price Calculation Group Companies	means the Group Companies excluding Le Tamarinier SA;
Properties	has the meaning set forth in Article 6.1.11(a);
Proposed Adjustments	has the meaning set forth in Article 2.4.1;
Purchaser	has the meaning set forth in the Preamble;
Purchaser Examination Period	has the meaning set forth in Article 2.4.1;
Purchase Price	has the meaning set forth in Article 2.2;
Real Property Leases	has the meaning set forth in Article 6.1.11(g);
R&W Cap	has the meaning set forth in Article 9.4.1(b);
Records

means any and all contracts, books, registers, minutes, accounts, or other written documents or written data, including written data stored electronically, including in the form of email, spreadsheets and other electronic documents and files;

Repayable Indebtedness	means the Senior Indebtedness and the Earn-Out Indebtedness;
Release	means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, depositing, injecting, escaping, dumping or disposing into or through the environment;
Representatives	means, with respect to any person, the directors, corporate officers, officers, employees, agents and other representatives of such person;

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Representations and Warranties	means the representations and warranties made by the Seller as set forth in Article 6;
Sanctions	has the meaning set forth in Article 6.1.32(a);
Security Holders’ Agreements

means the securities holders' agreement relating to the Company entitled "Pacte d'associés relatif à la gouvernance du Groupe CiToxLAB et aux transferts de titres CTL International SAS" dated 21 July 2016 and as amended from time to time and any other agreement governing the transfer of securities of the Company to which Ardian is a party, including good and bad leavers put and call options;

Securities

means all the securities issued by the Company as at Closing Date; except for the Treasury Shares, it being specified that if the Direct Liquidity Rights as mentioned in Article 11 are implemented, the securities issued by Manco 1 and / or Manco 2 (other than those held by the Company) shall be transferred in accordance with the Manco 1 Share Purchase Agreement and / or the Manco 2 Share Purchase Agreement. For the avoidance of doubt, the term "Securities" includes the Convertible Bonds;

Sellers	has the meaning set forth in the Preamble;
Sellers' Account

means the details of the pivot bank accounts to be opened with the Caisse des Règlements Pécuniaires des Avocats (CARPA) by Goodwin Procter (France) LLP, where the Purchase Price shall be paid by the Purchaser;

Sellers’ Auditor	has the meaning set forth Article 2.3.1(a);
Sellers Examination Period	has the meaning set forth in Article 2.4.2;
Sellers’ Representatives	has the meaning set forth in Article 10.1.1;
Senior Facilities Documents

means the (i) senior facilities agreement entered into on 12 June 2016 between inter alia the Company as borrower, BNP Paribas S.A., Crédit Industriel et Commercial, Crédit Lyonnais and Société Générale as original senior lenders together with (ii) the EUR 12,000,000 incremental facility commitment notice entered into on 16 March 2018;

Senior Indebtedness

means all outstanding and unpaid amounts (in principal, capitalized and accrued interests, penalties, breakage costs, prepayment premium and any other sum) due by the relevant Group Companies to the lenders (including the hedging lenders, as the case may be) as a result of the closing of the Transaction, under the Senior Facilities Documents;

Senior Lenders Certificate	has the meaning set forth in Article 4.2.2(a);
Shareholder	means a holders of Company Shares;
Solvo Minority Interest	means any shares in Solvo Biotechnologiai Zrt and securities giving access to Solvo Biotechnologiai Zrt’s share capital which is not owned by the Price Calculation Group Companies;

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Subsidiaries	means any Person of which the Company shall control (within the meaning of control under article L. 233-3 of the French Commercial Code) directly or indirectly through a Subsidiary;
Tax

means all taxes, levies, duties, imposts, charges and withholdings having the character of taxation, imposed by any national, state, federal, cantonal, municipal or local government or any other governmental or regulatory authority, body or instrumentality, including (without limitation) taxes on gross or net income, profits or gains, taxes on receipts, sales, use, occupation, franchise, transfer, value added, real property, withholding and personal property and social security and all other employment-related taxes, together with all penalties, charges, additions to tax and interest relating to any of them;

Tax Authorities	means any taxing or other authority competent to impose any liability in respect of Tax or responsible for the administration and/or collection of Tax or enforcement of any law in relation to Tax;
Tax Return	means any report, return, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof;
Termination Fee	means an amount equal to the higher of (i) 4% of the Closing Purchase Price and (ii) €18.2 million Euros;
Third Party Claim	has the meaning set forth in Article 9.5.1;
Top 20 Client	has the meaning set forth in Article 6.1.27(a);
Top 20 Vendor	has the meaning set forth in Article 6.1.27(a);
Transaction	has the meaning set forth in the Recitals of this Agreement;

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Transaction Expenses

means any fees, costs and expenses incurred or subject to reimbursement by any of the Company and Company Subsidiaries, whether accrued for or not, in each case in connection with the transactions contemplated by this Agreement and not paid prior to the Closing, including:

(a)any brokerage fees, commissions, finders’ fees, or financial advisory fees, and, in each case, related costs and expenses;

(b)any fees, costs and expenses of counsel, accountants or other advisors or service providers.  By exception, lawyers’ fees in relation to (i) the consultation of the workers’ representative bodies for the purpose of the Transaction and (ii) the assistance provided in the context of the preparation of the Antitrust Clearance shall be included as a Transaction Expense to the extent such fees exceed the aggregate amount of €40,0000 (excluding VAT);

(c)any fees, costs and expenses or payments of any of the Company and Company Subsidiaries related to any transaction bonus, discretionary bonus, change-of-control payment, retention, severance or other compensatory payments made to any employee of any of the Company and Subsidiaries or any of their respective Affiliates as a result of the execution of this Agreement or in connection with the transactions contemplated by this Agreement (including the employer portion of any payroll, social security, unemployment or similar Taxes); and

(d)the Exit Bonus, it being specified that the amount of any Tax deduction or Tax rebate with respect to the Exit Bonus will be deducted from the amount of the Exit Bonus, unless this Tax deduction or Tax rebate is deducted from the Consolidated Net Debt;

reduced, as the case may be, by the amount of any tax deduction or rebate benefitting to any of the Group Companies in relation with the Exit Bonus.

Treasury Shares	means the 30,417 Ordinary Shares and 45,626 ADP O issued by the Company and held by the Company on the 12 February 2019;
Underwriter	means Euclid Transactional UK Limited, as duly authorised agent of the Insurers.
Variable Amounts	means the amount of the Consolidated Net Debt and the Working Capital;
Warranty Liability Insurance Policy	means the purchaser-side warranty and indemnity liability insurance policy to be entered into between the Underwriter and the Purchaser on the Closing Date; and

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Working Capital

means, on a fully consolidated basis for all Price Calculation Group Companies,

(a)the consolidated current assets of the Price Calculation Group Companies (excluding (i) Cash, (ii) intercompany accounts, (iii) Income Tax and deferred tax assets (and, for the avoidance of doubt, NOLs) and including (iv) French CIR receivables (v) Canadian provincial tax incentives receivables), minus

(b)the consolidated current liabilities of the Group Companies (excluding (i) Indebtedness, (ii) intercompany accounts, (iii) deferred tax and Income Tax liabilities,

in each case, calculated as of 11:59pm CET (x) on 30 April 2019 if the Closing Date occurs on 29 April or 30 April 2019, or otherwise (y) on the day immediately prior to the Closing Date, and in accordance with the

Accounting Principles.

For illustration purposes, the calculation of Working Capital at the Accounts Date is set out in Schedule 1(iii).

1.2	Interpretation
1.2.1	In this Agreement unless otherwise specified:
(a)

references to Articles, Sections, subsections, paragraphs, sub-paragraphs and Schedules are to Articles, Sections, subsections, paragraphs, sub-paragraphs of, and Schedules to, this Agreement unless otherwise indicated;

(b)	references to an entity shall be construed so as to include any entity, wherever and however incorporated or established;
(c)	all sums of money are expressed in Euros;
(d)	the definitions in Article 1.1 shall apply equally to both the singular and plural forms of the terms defined;
(e)

references to any Person include such Person’s successors and assigns, if applicable, but only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(f)	references to a gender include the other gender;
(g)	reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with its terms;
(h)	hereunder, hereof, hereto, and words of similar import refer to this Agreement as a whole and not to any particular Article, Section, or other provision of this Agreement;
(i)	“including” (and with the correlative meaning “include”) means including without limiting the generality of any description preceding such term;
(j)	“or” is used in the inclusive sense of “and/or”;
(k)	“any” means “any and all”;
(l)	references to a document, instrument, or agreement also refers to all addenda, exhibits, or schedules thereto;
(m)	any references to “writing” or “written” mean any method of reproducing words in a legible and non-transitory form (including, for the avoidance of doubt, e-mail);
(n)	references to a copy or copies of any document, instrument, or agreement mean a copy or copies that are complete and correct;

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(o)	any references to time of day are to Central European Time (CET); and
(p)

references to a law or legal term of the jurisdiction of the governing law of this Agreement shall be construed with respect to other jurisdictions as references to a law or term that most nearly corresponds to it in such other jurisdiction.

1.2.2	The Preamble, Recitals, Schedules, Exhibits and Appendices form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement.
1.2.3

This Agreement was negotiated by the Parties with the benefit of legal representation, and to the fullest extent permitted by applicable Law, each of the Parties hereby expressly waives the benefits of any presumption or rule of interpretation against the party drafting or causing any instrument to be drafted, including the present Agreement (including with respect to ambiguities being resolved against the drafting party).  To the fullest extent permitted by applicable Law, each of the Parties hereby expressly waives the benefits of articles 1190 and 1602 of the French Civil Code.

1.2.4

Except as otherwise expressly provided for herein, the computation of a time period hereunder (including expressed in Business Days) shall be made in accordance with article L. 640 to 642 of the French Civil Procedure Code, provided that references in article L. 642 to un jour férié ou chômé and premier jour ouvrable shall be interpreted by reference to the definition of Business Day herein.

1.2.5

References to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subordinate legislation or regulation made under the relevant statute or statutory provision.

1.2.6

The headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

ARTICLE 2SALE AND PURCHASE

2.1	Sale of the Securities

Subject to the terms and conditions set forth herein, on the Closing Date, each of the Sellers (excluding as the case may be Manco 1 and/or Manco 2 if the Direct Liquidity Rights mentioned in Article 11 are implemented) hereby agrees to transfer to the Purchaser, and the Purchaser agrees to acquire from the Sellers, the Securities free from Encumbrances and with full title together with all rights attached or accruing to the Securities, including the right to any dividend or any other distribution or amount declared or distributed in connection therewith after the Closing.

2.2	Purchase Price

As the aggregate consideration for all of the Securities, the Purchaser shall pay to:

(a)	the Sellers, an aggregate amount, exclusive of registration duties, equal to:
(i)	the Base Purchase Price,
(ii)	minus the Consolidated Net Debt,

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(iii)	minus the Transaction Expenses,
(iv)	minus, if the Working Capital is less than €8,300,000, the difference between €8,300,000 and the Working Capital, or
(v)	plus, if the Working Capital is greater than €10,300,000, the difference between the Working Capital and €10,300,000,

(as so calculated, the “Purchase Price”), minus the Escrow Adjustment Amount and the Escrow Indemnification Amount,

(b)	the Escrow Agent, an aggregate amount equal to the Escrow Adjustment Amount;
(c)	the Escrow Agent, an aggregate amount equal to the Escrow Indemnification Amount.
2.3	Payment of the Purchase Price
2.3.1	On 26 April 2019, the Sellers’ Representatives has provided the Purchaser, with:
(a)

its good faith estimation of the Closing Financial Statements (the “Estimated Closing Financial Statements”) including the Variable Amounts and the Transaction Expenses, prepared by the Company with Ernst & Young (“Sellers’ Auditor”) in accordance with this Agreement and the Accounting Principles;

(b)	the allocation (i) of the Securities and (ii) of the Closing Purchase Price (as defined below) by type of Security and by Seller.
2.3.2	At Closing, the Purchaser shall pay to:
(a)	the Sellers on the Sellers' Account an aggregate amount equal to:
(i)	the Base Purchase Price,
(ii)	minus the Sellers’ good faith estimate of the amount of the Consolidated Net Debt,
(iii)	minus the Sellers’ good faith estimate of the amount of the Transaction Expenses,
(iv)	minus, if the Working Capital is less than €8,300,000, the difference between €8,300,000 and the Working Capital as estimated in good faith by the Sellers, or
(v)	plus, if the Working Capital is greater than €10,300,000, the difference between the Working Capital and €10,300,000 as estimated in good faith by the Sellers,

(as so calculated, the “Closing Purchase Price”), minus the Escrow Adjustment Amount and the Escrow Indemnification Amount.

(b)	the Escrow Agent, pursuant to and for the purposes of the Escrow Agreements, on the Escrow Adjustment Account an aggregate amount equal to the Escrow Adjustment Amount;

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(c)	the Escrow Agent, pursuant to and for the purposes of the Escrow Agreements, on the Escrow Indemnification Account an aggregate amount equal to the Escrow Indemnification Amount.
2.3.3

The Parties have agreed, with a view to facilitating the Closing, that the calculation of the Purchase Price would be made with effect as of 30 April 2019, 11.59 PM CET, while the Closing shall occur on 29 April 2019. Accordingly, the Purchaser shall procure that the Company manages its cash, debt and working capital on 29 April 2019 (after Closing) and 30 April 2019 (included) in the ordinary course and consistent with past practices, except as provided otherwise in this Agreement. In this context the Purchaser will not take any action not in the ordinary course of business (such as distributions or payments) which would affect the Consolidated Net Debt or the Working Capital, such Consolidated Net Debt and Working Capital being defined, for the purposes of this Article 2.3.3, as calculated as of 11:59 p.m. CET on 30 April 2019. It is specified for the sake of clarity that all amounts made available to the Company (including by way of direct payment to the relevant creditors) in order to reimburse any amount included in the Indebtedness due to be paid or reimbursed by the Company or any Company Subsidiaries on the Closing Date, including the Repayable Indebtedness, will be considered as Indebtedness for the purpose of the calculation of the Consolidated Net Debt.

2.3.4	The Purchaser irrevocably undertakes not to take any decision or action which could prevent the payment of the Exit Bonus by the Group Companies as set out in Schedule 2.3.4.
2.3.5

Notwithstanding the above, in the event (i) the Manco 1 Share Purchase Agreement is entered into pursuant to Article 11 between the Purchaser and Manco 1 Shareholders holding Manco 1 Shares representing 100% of the share capital and voting rights in Manco 1 and (ii) the conditions precedent of the Manco 1 Share Purchase Agreement are satisfied, the Securities owned by Manco 1 will not be transferred to the Purchaser, which will acquire the Manco 1 Shares to be sold pursuant to the Manco 1 Share Purchase Agreement (representing 100% of the share capital and voting rights in Manco 1) instead. In such a case, the portion of the Purchase Price in relation to the Securities held by Manco 1 shall be deducted from the Purchase Price and such portion, as adjusted under the Manco 1 Share Purchase Agreement, shall be reallocated to the Manco 1 Shareholders selling their Manco 1 Shares in accordance with the provisions of the Manco 1 Share Purchase Agreement (it being specified for the avoidance of doubt that only the portion due to Manco 1 Shareholders transferring their Manco 1 Shares to the Purchaser under the Manco 1 Share Purchase Agreement shall be paid by the Purchaser on the Closing Date).

2.3.6

Notwithstanding the above, in the event (i) the Manco 2 Share Purchase Agreement is entered into pursuant to Article 11 between the Purchaser and Manco 2 Shareholders holding Manco 2 Shares representing 100% of the share capital and voting rights in Manco 2 and (ii) the conditions precedent of the Manco 2 Share Purchase Agreement are satisfied, the Securities owned by Manco 2 will not be transferred to the Purchaser, which will acquire the Manco 2 Shares to be sold pursuant to the Manco 2 Share Purchase Agreement (100% of the share capital and voting rights in Manco 2) instead. In such a case, the portion of the Purchase Price in relation to the Securities held by Manco 2 shall be deducted from the Purchase Price and such portion, as adjusted under the Manco 2 Share Purchase Agreement, shall be reallocated to the Manco 2 Shareholders selling their Manco 2 Shares in accordance with the provisions of the Manco 2 Share Purchase Agreement (it being specified for the avoidance of doubt that only the portion due to Manco 2 Shareholders transferring their Manco 2 Shares to the Purchaser under the Manco 2 Share Purchase Agreement shall be paid by the Purchaser on the Closing Date).

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2.4	Adjustment of the Closing Purchase Price.
2.4.1

As soon as possible after the Closing Date, and in any event no later than 120 days, to be extended as the case may be to the time necessary to calculate the Earn-Out Solvo for 2018 thereafter (such period, the “Purchaser Examination Period”), the Purchaser shall provide the Sellers’ Representatives with a document setting forth any differences between (i) the determination of the Variable Amounts and the Transaction Expenses resulting from the Closing Financial Statements prepared in good faith by the Purchaser and (ii) the estimated amounts of the Variable Amounts and the Transaction Expenses previously provided by the Sellers in the Estimated Closing Financial Statements (the “Proposed Adjustments”).

2.4.2

The Sellers’ Representatives shall have a period of thirty (30) Business Days from the date of receipt of the Proposed Adjustments (the “Sellers Examination Period”) to review and conduct their own audit in connection with the Proposed Adjustments.

2.4.3

In order to permit the Sellers to conduct their reviews and audits as provided for herein, the Purchaser shall cause the Company to, during the relevant Examination Period, fully cooperate with each the Sellers’ Representatives and the Sellers’ auditors (if any) and the Independent Auditor (as defined below) and to give them reasonable access, during customary working hours during the relevant Examination Period, to (i) the accounting books and records of the Company, and (ii) employees of the Company (other than legal counsel) involved in the preparation of the Proposed Adjustments and the Closing Financial Statements.

2.4.4

In the event of any disagreement of the Sellers with the Proposed Adjustments, no later than the last day of the Sellers Examination Period the Sellers’ Representatives shall send a notice of objection (the “Notice of Objection”) to the Purchaser.  Any and all of the Proposed Adjustments not objected to by such date in the Notice of Objection shall be deemed to have been conclusively accepted by the Sellers’ Representatives, without reservations, and shall be final and binding on the Parties.

2.4.5

The Notice of Objection shall specifically mention the amount of each of the corrections to be made to the Proposed Adjustments (the “Disputed Amounts”), and provided that the Purchaser and the Company have fully complied with Article 2.4.3 above, shall state the reasons thereof with reasonable specificity.

2.4.6	In the event a Notice of Objection is sent to the Purchaser, the Purchaser and the Sellers’ Representatives shall attempt to reach an agreement on the Disputed Amounts.
2.4.7

If the Purchaser and the Sellers’ Representatives are unable to resolve all the Disputed Amounts within thirty (30) days following the giving of the Notice of Objection by the Sellers’ Representatives, the unresolved Disputed Amounts shall be referred for resolution on the application of either the Sellers’ Representatives or the Purchaser to Cabinet Ledouble (Madame Agnès Piniot), who shall act as an expert in accordance with the provisions of article 1592 of the French Civil Code (the “Independent Auditor”).  If the Independent Auditor does not accept its appointment or cannot or will not carry out its duties for any reason or is materially conflicted, the Parties shall promptly meet to agree on a replacement and each Party may, at any time and regardless of whether any such meeting has taken place, pursuant to a référé proceeding, request the Président du Tribunal de Commerce de Paris to appoint the Paris office of another reputable accounting firm as Independent Auditor.

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2.4.8

The Independent Auditor shall have as its sole mission to resolve the disagreement among the Parties regarding the Disputed Amounts, as set out in the Notice of Objection, and to calculate the Final Adjustment Amount resulting from such Disputed Amounts.  In determining each Disputed Amount, the Independent Auditor shall remain within the range of values assigned to each item in the Proposed Adjustments and the Notice of Objection respectively.  The Independent Auditor shall not have any contact with any Party without providing the other with a reasonable opportunity to participate, and shall provide each Party with any written documents provided to it by the other.  The Independent Auditor shall make its determinations pursuant to this Agreement and the Accounting Principles based on the materials submitted to it by the Parties subject to the terms of this Agreement.  Each Party agrees to execute, if requested by the Independent Auditor, a reasonable engagement letter, including customary indemnification protections for the Independent Auditor.  The Independent Auditor shall comply with any court or arbitral decision rendered pursuant to Article 12.11 with respect to the interpretation or application of the present Agreement.

2.4.9

The Independent Auditor may draw any conclusions that it deems appropriate based on any failure by any Party to comply with its information and access obligations pursuant to Article 2.4.3, including determining that the failure to so comply supports a finding contrary to the such Party’s position regarding the Disputed Amounts.

2.4.10

The Parties shall use their commercially reasonable efforts to cause the Independent Auditor to send to the Parties a draft report setting out its preliminary conclusions within twenty (20) Business Days from the appointment of the Independent Auditor, and to offer the Parties a reasonable opportunity to comment thereon.  The Parties shall use their commercially reasonable efforts to cause the Independent Auditor to issue a report setting forth its final calculation of the Disputed Amounts within forty-five (45) Business Days from the date of the appointment of the Independent Auditor.  The period from the appointment of the Independent Auditor through the giving of its final report shall be the “Independent Auditor Examination Period”. The Independent Auditor’s final calculation of the Disputed Amounts, and the Final Adjustment Amount resulting from such Disputed Amounts (as applied to the Estimated Closing Financial Statements), shall be final and binding on the Parties.

2.4.11

The Independent Auditor’s fees and disbursements shall be borne by the Sellers and the Purchaser in the proportion determined by the Independent Auditor, which shall exclusively base such decision upon the relative extent to which the Seller’s and Purchaser’s relative positions (as respectively set forth in the Proposed Adjustments and Notice of Objection) regarding the Disputed Amounts are upheld in the final determination of the Independent Auditor.

2.5	Payment of the Final Adjustment Amount
2.5.1

In the event the Purchase Price, as finally determined hereunder, is less than the Closing Purchase Price, the Sellers’ Representatives and the Purchaser shall instruct the Escrow Agent to pay to the Purchaser, on a Euro for Euro basis, the Final Adjustment Amount up to the Escrow Adjustment Amount.  Any remaining balance shall be paid to the Sellers.  If the Final Adjustment Amount is greater than the Escrow Adjustment Amount, the Sellers shall pay the difference to the Purchaser.

2.5.2

In the event the Purchase Price, as finally determined hereunder, is more than the Closing Purchase Price, the Purchaser shall pay to the Sellers on the Sellers' Account, on a Euro for Euro basis, the Final Adjustment Amount.  The Sellers’ Representatives shall provide to the Purchaser the allocation of the finally determined Purchase Price among the different Securities.  In this case, the Sellers’ Representatives and the Purchaser shall instruct the Escrow Agent to release the Escrow Adjustment Amount to the Sellers.

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2.6	Adjustments to Purchase Price
2.6.1

If any payment is made by the Sellers to the Purchaser pursuant to Article 2.5.1 or Article 9 (Indemnification in relation to the Representations and Warranties), such payment(s) shall be considered for all Tax purposes, as a reduction of the Purchase Price paid by the Purchaser and the Purchase Price shall be deemed to have been reduced by the amount of such payment.

2.6.2

If any payment is made by the Purchaser to the Sellers pursuant to Article 2.5.2, such payment shall be considered for all Tax purposes, as an increase in the Purchase Price paid by the Purchaser and the Purchase Price shall be deemed to have been increased by the amount of such payment.

ARTICLE 3CONDITIONS PRECEDENT AND TERMINATION

3.1	Conditions Precedent to the Closing
3.1.1

The respective obligations of each Party to complete the Transaction and to carry out the actions at Closing set forth in Article 4.1 are subject to the satisfaction, prior to Closing, of the following conditions precedent (the “Conditions Precedent”):

(a)	the Antitrust Clearance has been duly obtained and shall be in full force and effect;
(b)	the Investment Control Clearance shall have been made and obtained and applicable waiting periods under applicable Laws shall have expired or been terminated;
(c)	there shall have been no Material Adverse Change; and
(d)

there shall be no injunction, preliminary or permanent restraining order or any order or agreement of any nature with or issued by any Governmental Authority of competent jurisdiction or any applicable Law to the effect that the transactions contemplated by this Agreement may not be consummated as provided in this Agreement.

3.1.2

The Conditions Precedent set forth in this Article 3.1 are for the reciprocal benefit of the Purchaser and the Sellers and the fulfillment of any such Conditions Precedent may be waived by both of them, at any time until Closing, in writing notified to the other Party.

3.2	Termination
3.2.1

In the event that the fulfillment of the Conditions Precedent becomes impossible, or the Conditions Precedent are not fulfilled at the latest on October 31, 2019, either Party may terminate this Agreement by written notice to the other.  In this case, the Agreement shall cease to be of any effect, and the obligations hereunder shall automatically cease to be binding on the Parties (other than the provisions of Article 1 (Definitions and Interpretations) above, this Article 3.2 and Article 12 (Miscellaneous Provisions) and no Party shall have any claim hereunder of any nature whatsoever against the other without prejudice to (i) the obligation of the Purchaser, as the case may be, to pay the Termination Fee in accordance with the provisions of Article 3.2.2 and (ii) to the rights of any Party in the event of a prior breach hereof by another Party which will survive the termination of this Agreement.

3.2.2

Notwithstanding any provision in this Agreement to the contrary, in the event that Closing has not occurred for the sole and exclusive reason that any of the Conditions Precedent mentioned in Articles 3.1.1(a) or 3.1.1(b) are not fulfilled at the latest on October 31, 2019 and that either Party

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has elected to terminate the Agreement pursuant to Article 3.2.1, then in such case the Purchaser will pay to the Sellers the Termination Fee.  The Termination Fee will be paid to the Sellers on the Sellers' Account by wire transfer of immediately available funds to an account designated by the Sellers’ Representatives promptly following the request of the Sellers’ Representatives after termination of this Agreement in the circumstances described in this Article 3.2.2 (and in any event not later than five (5) Business Days after delivery by the Sellers’ Representatives to the Purchaser of a notice of request for payment).  The Termination Fee shall constitute the sole and exclusive remedy of the Company, the Sellers and any of their respective Affiliates against the Purchaser or any of its Affiliates for all Losses suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or thereunder or otherwise arising out of, or directly or indirectly relating to this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby.

ARTICLE 4CLOSING

4.1	Closing
4.1.1	Date and Place

The closing of the Transaction (the “Closing”) shall take place at the offices of Goodwin Procter (France) LLP in Paris (12, rue d'Astorg – 75008 Paris), France on April 29, 2019 (or on such other date to be mutually agreed upon between the Parties), subject to the Conditions Precedent set out in Article 3.1 being satisfied as of the Closing Date.  All the matters at Closing will be considered to take place simultaneously, and no delivery of any document will be deemed complete until all transaction and deliveries of documents required by the Agreement are fully completed, it being specified however that the closing deliveries specified in Article 4.3(b) and Article 4.3(c) are for the benefit of the Purchaser only and may therefore be waived in whole or in part by the Purchaser, and that the closing deliveries and actions specified in Article 4.3(a) are for the benefit of the Sellers only, and may therefore be waived in whole or in part by the Sellers’ Representatives.  Notwithstanding anything to the contrary herein, the Closing shall not take place until five (5) Business Days after the closing delivery contemplated by Article 4.3(c)(xi) has first been provided to the Purchaser.

The date on which Closing occurs and is finalized is referred to in this Agreement as the “Closing Date”.

4.2	Repayment of the Repayable Indebtedness
4.2.1	The Purchaser's covenants
(a)	The Purchaser shall pay the Repayable Indebtedness in full on the Closing Date on behalf of the Group Companies.
(b)

The Purchaser therefore undertakes, on the Closing Date and as a material condition to the Transaction, in addition to the payment of the Purchase Price, to make available to the Group Companies cash amounts in order for them to repay the portion of the Repayable Indebtedness they respectively owe and to repay or cause each Group Company to repay their portion of the Repayable Indebtedness on the Closing Date with value date (date de valeur) as of such date, by wire transfer of immediately available funds (i) to the accounts of the lenders, the amounts due under the Senior Facilities Documents, including any penalties for anticipated repayment, in accordance with the terms of the Senior Facilities

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Documents, and (ii) to the Sellers’ Account, the amount of the Earn Out Indebtedness as set forth in the Earn Out Indebtedness Certificate as defined in Article 4.2.2(b).
(c)	The Purchaser acknowledges the obligation of the Company to pay the Earn Out Indebtedness and agrees to hold the Sellers harmless in this regard.
4.2.2	The Sellers' covenants
(a)

In order to allow the Purchaser to fulfill its obligations set forth in Article 4.2.1 above, the Sellers (acting through the Sellers’ Representatives) shall deliver to the Purchaser no later than five (5) Business Days prior to the Closing Date, a statement issued by the lenders' agent under the Senior Facilities Documents indicating the amount to be repaid by the Group Companies as of the Closing Date pursuant to the Senior Facilities Documents (the "Senior Lenders Certificate")

(b)

In order to allow the Purchaser to fulfill its obligations set forth in Article 4.2.1 above, the Sellers (acting through the Sellers’ Representatives) shall deliver to the Purchaser no later than five (5) Business Days prior to the Closing Date, a final certificate executed by the Sellers to whom the Earn Out Indebtedness is due, setting out the total amount of the Earn Out Indebtedness as of the Closing Date and waiving any recourse against the Group Companies and the Purchaser in respect of the Earn Out Indebtedness, to the extent such amount is paid at Closing as provided in Article 4.2.1 (the “Earn Out Indebtedness Certificate”).

(c)

The Sellers (acting through the Sellers’ Representatives) shall deliver to the Purchaser, at the latest on the Closing Date, a statement from the security agent under the Senior Facilities Documents that the existing encumbrances (including without limitation, pledges, hypothecs and security interests) taken by the security agent under the Senior Facilities Documents shall be released upon and subject only to the full repayment of the Senior Indebtedness on the Closing Date.

(d)

It is further agreed that subject to the delivery of the above-mentioned statement, the Purchaser shall be exclusively responsible for obtaining the release of the existing Encumbrances by the security agent under the Senior Facilities Documents.

4.3	Closing deliveries
(a)	At Closing, the Purchaser shall:
(i)	pay to the Sellers the Closing Purchase Price less the Escrow Adjustment Amount and the Escrow Indemnification Amount in immediately available funds by wire transfer to the Sellers’ Account;
(ii)	pay to the Escrow Agent the Escrow Adjustment Amount in immediately available funds, in its capacity as escrow holder, to hold in the Escrow Adjustment Account pursuant to the Escrow Agreements;
(iii)

pay to the Escrow Agent the Escrow Indemnification Amount in immediately available funds, in its capacity as escrow holder, to hold in the Escrow Indemnification Account pursuant to the Escrow Agreements;

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(iv)	deliver to the Sellers the Escrow Agreement duly executed by the Purchaser;
(v)

deliver to the Sellers’ Representatives evidence of the repayment in full of the Earn Out Indebtedness (as reflected in the Earn out Indebtedness Certificate) and of the Senior Indebtedness (as reflected in the Senior Certificate) by the Purchaser by delivery of an irrevocable order of wire transfer and a copy of the SWIFT screen evidencing the payment, each duly executed;

(vi)	deliver to the Sellers’ Representatives evidence of the repayment in full of the Repayable Indebtedness;
(vii)	deliver to the Sellers all applicable KYC requirements as reasonably requested by the Sellers’ Representatives set forth in Schedule 4.3(a)(vii);
(viii)	deliver to the Seller a copy of the document(s) referred to in Article 4.3(b) countersigned by the Purchaser.
(b)	At Closing, each Seller, acting through the Sellers’ Representatives, shall deliver to the Purchaser:
(i)	a duly completed share transfer order (ordre de mouvement) if favour of the evidencing the transfer of the ownership of the Securities to the Purchaser as of the Closing Date;
(ii)

the duly executed copies of the duly completed and signed tax transfer form (formulaire Cerfa n°2759 DGI) in respect of all the Company Shares to be sold in accordance with the terms of this Agreement, it being expressly agreed that the Purchaser shall signs such forms;

(c)	At Closing, the Sellers, acting through the Sellers’ Representatives, shall deliver to the Purchaser;
(i)

the up-to-date share register (registre des mouvements de titres) and the shareholders’ accounts (comptes d’actionnaires) of the Company duly completed to give effect to the transfer of the Securities;

(ii)	the Escrow Agreements duly executed by the Sellers;
(iii)

the duly signed resignation letters with effect as of the Closing Date, of all directors of the Group Companies, to the exception of the persons who will be notified by the Purchaser to the Sellers’ Representatives no later than five (5) Business Days prior to Closing, such resignation letter being in a customary form including that such individual shall abandon all claims against the Group Companies in connection with his or her service as directors;

(iv)	evidence that, as of the Closing Date, the Security Holders’ Agreements have been terminated and all rights and remedies thereunder waived or otherwise released;
(v)	all applicable KYC requirements as reasonably requested by the Purchaser and as set forth in Schedule 4.3(c)(v);

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(vi)	in case of the exercise of the Direct Liquidity Right, evidence of completion of the transfer of the Manco 1 Shares and of the Manco 2 Shares to the Purchaser;
(vii)	a certificate executed by Jean-François Le Bigot confirming on behalf of all Sellers that there has been no Material Adverse Change;
(viii)

all documents necessary provided by the security agent under the Senior Facilities Documents permitted the Group Companies to effectuate the full release of all encumbrances, including without limitation, pledges, hypothecs and security interests under the Senior Facilities Documents;

(ix)	a certificate executed by Jean-François Le Bigot confirming on behalf of all Sellers compliance with the covenants set forth in Article 5.4.1;
(x)

a certificate executed by Jean-François Le Bigot confirming the Representations and Warranties of the Sellers are true and correct in all respects as of the Closing Date, except as otherwise indicated in the certificate .

(xi)	a copy of the 2018 Audited Accounts (which shall first be provided five (5) Business Days prior to Closing).

ARTICLE 5COVENANTS

5.1	Undertakings relating to the Antitrust Clearance
5.1.1

The Purchaser, represents and warrants that it has already notified the Transaction to the Antitrust Authorities on 26 February 2019. The Purchaser shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested by the Antitrust Authorities, with a view to obtain the satisfaction of the Condition Precedent set forth in Article 3.1.1(a) above as soon as practicable.

5.1.2

The Purchaser will (i) keep the Sellers’ Representatives regularly informed of the processing of the antitrust filing and promptly notify any material communication from the Antitrust Authorities in relation to the Antitrust Clearance, and (ii) provide any material notification, submission, filing and any other material communication in relation to the Antitrust Clearance in draft form, at such time as will enable it to provide comments, and will consider and take into account all reasonable comments made by each other in this respect before filing them with the Antitrust Authorities, and (iii) provide any material notification, submission, filing and any other material communication in relation to the Antitrust Clearance in the form submitted or sent; provided however that a Party shall not be required to disclose to the other Party any information which is of a confidential nature or is subject to duties of confidentiality (as regards Purchaser such duties of confidentiality is understood in respect of the Purchaser or any shareholder of the Purchaser, and any other company in which any such shareholder is an investor or any adviser, manager or general partner of such shareholder).

5.1.3

The Purchaser agrees to use its commercially reasonable efforts to obtain the Antitrust Clearances. For the avoidance of doubt, any of the Purchaser's obligations under this Article 5.1 and any actions taken or omissions in relation thereto shall not have any consequence on the Purchase Price or the other terms and conditions of the Agreement.

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5.1.4

The Sellers’ Representatives shall cooperate with and assist and use all commercially reasonable efforts to cause the Company to cooperate with and assist, in good faith, the Purchaser, upon its request, to (i) deliver or disclose as rapidly as possible to the Purchaser any and all relevant information or documents held by it or the Company required to timely complete the notification process and all required filings of the contemplated Transaction with the Antitrust Authorities and to answer any and all requests for additional information from the Antitrust Authorities, in the shortest time possible, and (ii) make the process of obtaining the Antitrust Clearance a swift process.

5.1.5

All costs related to the Antitrust Clearance are to be exclusively and fully borne by the Purchaser provided that, for the avoidance of doubt, the Sellers shall bear their own outside lawyer fees related to the Antitrust Clearance.

5.2	Undertakings relation to Foreign Investment Control
5.2.1

The Purchaser represents and warrants that it has already filed, on 25 February 2019, a ruling request with the French Ministry of Economy in order to verify that the Transaction does not fall within the scope of foreign investment control in relation to sensitive sectors provided under articles R. 153-1, et seq. of the French Monetary and Financial Code (the “Foreign Investment Control”.)  This ruling request incorporates, in case the Ministry of Economy determines that the Transaction falls within the scope of Foreign Investment Control, a request for clearance under the Foreign Investment Control.

5.2.2

The Purchaser shall, in cooperation with the Company and the Sellers’ Representatives, promptly respond to all questions asked by the Ministry of Economy.  The Purchaser will use its commercially reasonable efforts to provide commitments requested by the Ministry of Economy, to the extent they are economically and operationally reasonable and acceptable, to promptly obtain the foreign investment control clearance (“Investment Control Clearance”).  The Purchaser will promptly keep the Sellers’ Representatives informed of any material development of the foregoing.

5.3	Undertakings relating to the Other Approvals
5.3.1

As soon as reasonably practicable after the date of this Agreement, the Purchaser shall, in collaboration with the Sellers’ Representatives, make (if permitted under applicable Law to be made by the Purchaser), or prepare (with the collaboration and on behalf of the Company, or on behalf of any other responsible Person), all legally required filings with (or, where customary, draft filings to be followed as soon as practicable by formal filings) and submissions and notifications to Governmental Authorities.

5.3.2

The Sellers’ Representatives shall cooperate with and assist and use all commercially reasonable efforts to cause the Company to cooperate with and assist, in good faith, the Purchaser, upon its request, to (i) deliver or disclose as rapidly as possible to the Purchaser any and all relevant information or documents held by it or the Company required to timely complete the filing process and all required filings of the contemplated Transaction with the Governmental Authorities and to answer any and all requests for additional information from the Governmental Authorities, in the shortest time possible, and (ii) make the process of obtaining such approvals a swift process.

5.4	Management of the Group Companies up to the Closing Date
5.4.1	From the date hereof until the Closing Date, except as may be otherwise provided in the Agreement to consummate the Transaction, and except as set forth in Schedule 5.4.1, each Seller shall within

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the limits of its/his/her respective authority as security holder, director or legal representative of the Group Companies:
(a)

ensure, within the limits of said authority, that the Group Companies operate and conduct their activities in the ordinary course of business in a similar manner as conducted before, including using its commercially reasonable efforts to:

(i)

refrain from dismissing or revoking or entering into any termination agreement (rupture conventionnelle or any equivalent contracts) with any of its directors, officers, and key employees with a gross remuneration above €150,000;

(ii)

maintain, preserve and retain satisfactory relationships with its suppliers, vendors and customers, in each case, with whom it has entered into any Company Material Contract, it being provided for the avoidance of doubt that the Sellers shall in no event be liable in case of termination of any Company Material Contract by (i) a counterparty to the Company Material Contract, and (ii) in accordance with the terms of such Company Material Contract, including if such termination is a direct or indirect consequence of the public disclosure of the Transaction; and

(iii)

discuss in good faith with the Purchaser in advance before the Company or any Group Company files any Tax Returns, make any material Tax election or opt for any Tax regime which would have a material effect, in order for the Purchaser to be in a position to make any relevant suggestions and the Company or any Group Company will consider in good faith any such suggestion.

(b)

ensure, within the limits of said authority, that, except as set forth in Schedule 5.4.1, no Group Company takes any of the following actions without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed, having due consideration for the interests of the Group Companies), it being specified that any operations specifically disclosed or authorized in the Agreement shall be deemed agreed by the Purchaser:

(i)

subject to the exercise of the BSAADP, split, combine or otherwise modify their share capital, issue or authorize or propose the issuance of new securities or transfer of existing securities except for transfer of Company’s Shares to the benefit of a Seller which would have no material impact on the Closing), in this respect the Company shall abandon and not pursue the project authorized by its shareholders to issue new shares to the benefit of its employees as part of the FCPE “Citoxlab Expansion”;

(ii)

declare, satisfy or make any payment to any person other than a Group Company, (including without limitation, as a dividend or distribution, whether in kind or cash), with respect to the capital stock, or issue, sell, encumber, dispose of, purchase, redeem or repurchase, repay or otherwise acquire any equity or equity-based securities or other shares, stock or securities;

(iii)

loan or advance to, invest any amounts in, incur or pay any management, consulting, advisory or other fees or incur or make any other payments to any Entity which is a shareholder of any of the Group Companies, including pursuant to any pooling, joint banking or similar arrangements, other than in the ordinary course of business;

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(iv)

merge or consolidate with any other legal entity, enter into any recapitalization, reorganization, corporate restructuring, liquidation or dissolution or acquire or dispose of any shares, business or division of a business (including pursuant to an acquisition or disposition of assets);

(v)	make any investment, disbursement, capital expenditure or any undertaking in excess of €300,000 in the aggregate, not planned for in the Group annual budget or the business plan;
(vi)

except in the ordinary course of business consistent with past practice, increase the compensation, severance or other benefits owed to their directors and officers (including their président or directeur général) and any employees, including the granting of any future equity compensation it being specified that the Purchaser acknowledges and authorizes the payment of the annual bonuses to be paid to the employees of the Group Companies on a consistent basis with past practices;

(vii)	make vary any Encumbrance or in respect of, creation, allocation or grant of any warrant, option over or right to subscribe for (or other similar agreement), any Group Company’s securities;
(viii)	make any change in or amendment to its Organizational Documents whether by merger, consolidation or otherwise;
(ix)

change any of the accounting principles adopted by the Group Companies or change in the Group Companies’ accounting policies, procedures, practices or methods with respect to applying such principles, other than as required by Law;

(x)

except as set forth in Schedule 5.4.1, settle, or offer or propose to settle (A) any litigation, investigation, arbitration, proceeding or claim involving or against any Group Company, or (B) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated by this Agreement (including in relation to ownership of the Securities or rights and obligations of any Person in respect thereto);

(xi)	write-off any accounts or notes receivable of the Group Company in excess of €50,000 individually or €500,000 in the aggregate;
(xii)	commit in writing or otherwise to take any of the actions set forth in the foregoing Article 5.4.1(b)(i) through Article 5.4.1(b)(xi).

By exception to the foregoing, the Purchaser agrees that the Company and the Company Subsidiaries may dispose, prior to Closing, of any minority interest in any company (in particular AB Science) representing less than 10% of such company’s share capital, to the extent that (i) any such disposal is conducted on arm’s length terms, (ii) any such disposal does not constitute a direct or indirect transaction with any Seller, and (iii) any such interest is a financial investment with no operational or strategic interest to the Group Companies.

5.4.2

For the purposes of granting any consents which may be requested by the Sellers or a Group Company pursuant to Article 5.4.1, the Purchaser hereby designates either of Joseph LaPlume or Matthew Daniel, acting independently and not jointly, and represents and warrants to, and agrees with, the Sellers that its Representative shall have full capacity and right to give any such consents

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on behalf of the Purchaser during the term of the Agreement.
5.4.3

Within five (5) Business Days of receipt of any written request for consent by the Sellers' Representatives or one of the Group Companies, the Purchaser shall have the right to notify the Sellers' Representatives or the relevant Group Company that it objects to the proposed action (which notice of objection shall indicate its reasons for so objecting). In the event that the Purchaser fails to notify the Sellers' Representatives or the relevant Group Company, as the case may be, of its objection to a proposed action within such period of five (5) Business Days, the Purchaser shall be deemed to have consented to such proposed action.

5.5	Employment Incentives and termination fee
5.5.1	From and after Closing, the Purchaser undertakes to provide:
(a)	each person set forth in Schedule 5.5(i) with the benefit of the CRL Equity Incentive Program as further described in the same Schedule 5.5(i); and
(b)	each person set forth in Schedule 5.5(ii) with the benefit of the CRL Executive Incentive Compensation Program as further described in the same Schedule 5.5(ii).
5.5.2

The Purchaser undertakes to provide on Closing Date each person set forth in Schedule 5.5(iii) with the benefit of the employment terms and conditions related to the termination fee provided for Schedule 5.5(iii) as an amendment to their employment agreement.  To this effect, the Purchaser expressly authorizes any Person of the Group Companies duly empowered for this purpose to sign said amendment on behalf of the Group Companies on the Closing Date, provided that the Purchaser shall first have been permitted to review and approve the amendments prior to their authorization, which approval shall not be unreasonably withheld.

5.6	Purchaser’s representation with respect to the Citoxlab Group and employment/governance in the Citoxlab Group, and with respect to Mr. Jean-François Le Bigot
5.6.1

The Purchaser represents that it intends to maintain the Citoxlab Group as it exists at the date hereof and that it has no intention as of 12 February 2019 of shutting down any material facilities operated by the Group Companies on the 12 February 2019.

5.6.2

In the case of a market turndown which results in the Purchaser undertaking a business restructuring, the Purchaser represents that such business restructuring shall not be significantly more important in the companies of Citoxlab Group in France than in the Parent’s Discovery and Safety Assessment businesses in the aggregate

5.6.3

Being acknowledged that Mr. Jean-François Le Bigot will be replaced as CEO of the CitoxLab Group as of the Closing Date, the Purchaser and Mr. Jean-François Le Bigot undertake to negotiate in good faith a transition service agreement which will enter into force on the Closing Date. This transition service agreement will last for a period of six (6) months following the Closing Date, and Mr. Jean-François Le Bigot will be compensated for his services on the basis of an annual remuneration corresponding to his aggregate cost of service for the CitoxLab Group for fiscal year 2018, (i.e. 464 K euros on an annual and full-time basis).

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5.7	Financing Matters
5.7.1

Prior to Closing, the Purchaser intends to obtain debt financing (the “Financing”). For the sake of clarity, obtaining the Financing is not a condition precedent to the Purchaser’s obligations to purchase the Securities at Closing.

5.7.2

From the date hereof through the earlier of (x) the Closing Date and (y) termination of this Agreement pursuant to Article 3.2, the Company shall use its commercially reasonable efforts to provide reasonable cooperation in connection with the arrangement of the Financing as may be reasonably requested by the Purchaser in a manner that does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries.

5.8	Financial Statements
5.8.1	The Sellers shall deliver to the Purchaser the 2018 Audited Accounts as soon as practicable. The Sellers shall approve the 2018 Audited Accounts of the Company no later than at Closing.
5.8.2

The Sellers shall deliver to the Purchaser (i) when available (and in any event no later than April 15, 2019) the unaudited consolidated balance sheet of the Company for the fiscal year ended December 31, 2018, the statement of operations and the related monthly reports and (ii) when available (and in any event no later than thirty (30) calendar days after the end of the applicable period) the existing monthly reporting including in particular unaudited combined balance sheet of the Company for each calendar month ending after January 1, 2019; provided that, if the Closing Date occurs prior to the thirtieth (30th) day of a month, the Company shall not be obligated to deliver the financial statements contemplated by the foregoing clause (ii) for the immediately preceding month.

5.9	Merger of Manco 1 and Manco 2

In the event that the Manco 1 Share Purchase Agreement and the Manco 2 Share Purchase Agreement have been executed, all appropriate actions and preliminary steps, including the appointment of a commissaire à la fusion shall have been taken by the Sellers and the Company in order for Manco 1 and Manco 2 to be in a position to be merged into the Company on the Closing Date or immediately following Closing;

5.10	Other Undertakings prior to Closing
5.10.1	Prior to Closing, the Sellers shall:
(a)

provide within twenty (20) Business Days of 12 February 2019 a list of the Company Material Contracts with the Top 20 Clients and the Top 20 Vendors, indicating which contracts include a change of control provision and make such contracts (to the extent written contracts exist with such clients and vendors) available to the Purchaser for review;

(b)	cause the Company to use commercially reasonable efforts to acquire the shares in Citoxlab France SAS held by minority shareholders;
(c)

use its commercially reasonable efforts to obtain Qualyst Transporter Solutions’ consent to the change of control as may be necessary in connection with the Transaction pursuant to the Patent and Know-How License Agreement between Qualyst Transporter Solutions, LLC and Solvo Biotechnology dated May 7, 2014;

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(d)

use their commercially reasonable efforts and subject to applicable Law, to provide, (between HR professionals and subject to standard confidentiality protections) for HR integration purposes, the employee information set forth in template provided in Schedule 5.10.1(d) to the Purchaser at the latest ten (10) Business Days prior to the Closing Date.

(e)

keep the Purchaser reasonably informed of the status of the litigation initiated by the Centre d’études des cellules souches (I-Stem) against Citoxlab France on December 15, 2017, including following the hearing before the Commercial Court of Versailles in February 2019;

(f)

cause Accellab Inc or any other Group Company to acquire from Mr Guy Leclerc 100,000 B shares he owns in 9904140 Canada Inc. for a global price of 1 Canadian dollar, it being specified that the Canadian CTL Sellers hereby undertake to cause Mr Guy Leclerc to proceed to this sale;

(g)

use commercially reasonable efforts to deliver to the Purchaser confirmation that Citoxlab Hungary has valid legal title to use its registered seat, and that such seat has been duly registered with the Hungarian company registry prior to Closing;

(h)

use commercially reasonable efforts to ensure that the grant agreements between Xenometrics, LLC and Kansas Bioscience Authority remain valid including at Closing, and to avoid any event or circumstance triggering grounds for such grants to be repayable and procure that Xenometrics, LLC maintains, preserves and retains satisfactory relationships with the Kansas Bioscience Authority; the Sellers shall keep the Purchaser reasonably informed in this respect;

(i)

use commercially reasonable efforts to ensure that the subsidies received by SOLVO Biotechnológiai Zrt from Hungarian state entities will remain valid including at Closing, and to avoid any event or circumstance triggering grounds for such subsidy to be repayable and procurethat SOLVO Biotechnológiai Zrt maintains, preserves and retains satisfactory relationships with the Hungarian state entities, and that it has complied with its repayment obligations with respect to all terminated subsidies it had received from Hungarian state entities the Sellers shall keep the Purchaser reasonably informed in this respect.

(j)

use commercially reasonable efforts to cooperate with the Purchaser and consider in good faith the Purchaser’s reasonable requests with respect to (i) the acquisition of shares in Le Tamarinier as per in particular the offer letter dated December 30, 2018, (ii) the shareholders’ agreement to be entered into between Citoxlab Group and Biolink Ltd and (iii) the supply agreement (contrat commercial fournisseur d’animaux NHP) to be entered between Le Tamarinier and Cynoconsulting for the supply of purpose bred non-human primates, as required under the letter of offer dated December 30, 2018 between Citoxlab Group and Eric Alain Andre;

5.11	Insurance

The Sellers shall cause the Group Companies to cooperate with the Purchaser with a view to a smooth transition of insurance coverage under the Purchaser’s insurance program.  The Group Companies shall not amend or cancel their existing insurance policies without the Purchaser’s prior approval.  At the Purchaser’s request, the Group Companies shall expand their insurance policies or purchase additional coverage, in all cases at the Purchaser’s expense.

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5.12	Cooperation

Each Party agrees to cooperate with the others as may be reasonably necessary or appropriate, before the Closing Date, to effectuate, carry out and perform all of the terms and provisions of this Agreement.

ARTICLE 6REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Subject to the terms, conditions and limitations set forth in this Agreement, each Seller acting individually and not jointly (individuellement et non solidairement) represents and warrants to the Purchaser as of 12 February 2019 and as of the Closing Date (except where another date is expressly specified), as follows:

6.1.1	Organization and Authority of the Sellers, Validity
(a)	For the Sellers which are legal entities:
(i)	it is duly organized and validly existing under the laws of its jurisdiction of incorporation;
(ii)	it has all the capacity, powers and authority necessary for the purpose of entering into the Agreement, performing its obligations hereunder and consummating the transactions contemplated by it;
(iii)

the entering into of the Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or similar action and proceedings on its part and, when duly authorized, executed and delivered by all other Parties, constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the enforceability of creditors’ rights and remedies generally, and subject, as to enforceability, to general equitable principles and the discretion of courts in granting equitable remedies;

(iv)

no steps are taken or legal proceedings have been started against any Seller for its winding-up, liquidation, bankruptcy (including mandat ad hoc, conciliation, sauvegarde, redressement judiciaire or liquidation judiciaire), or dissolution under applicable laws in any relevant jurisdiction, nor is any Seller insolvent (en état de cessation de paiements).

(b)	For the Sellers who are natural persons:
(i)	he or she has full legal capacity and is not subject to any restriction or rights;
(ii)	he or she is empowered to sign and execute the Agreement alone and to complete alone the transactions referred to therein and to benefit from the rights set out therein,
(iii)	he or she is not insolvent (en état de cessation de paiements).
(c)	For all of the Sellers:

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(i)

the signature or execution of the Agreement as well as the completion of the transactions which are referred to therein entail no, nor will they entail any, breach or termination of any agreement or deed to which it is a party and that neither the signature or execution of the Agreement, nor the completion of the transactions which are referred to therein conflict or will conflict with any provisions of said agreements or deeds;

(ii)	the execution of the Agreement does not constitute a breach of (x) any finding of a court of law or arbitration tribunal or (y) any decision by a public authority; and
(iii)	the obligations resulting from the Agreement are legal, valid, binding and enforceable obligations on it pursuant to their terms;
6.1.2	Securities and Treasury Shares
(a)

The Securities are (i) validly issued and fully paid-up, (ii) are owned as set out in Schedule A, on 12 February 2019 and will be owned as set out in the statement mentioned in Article 2.3.1(b) as at Closing Date, and (iii) are free and clear of all Encumbrances (except, as at the 12 February 2019, with respect to the Security Holders’ Agreements which shall be terminated in accordance with Article 4.3(c)(iv)).

(b)	Each Seller has full and valid ownership of the Securities it owns, and is free to transfer good title thereto to the Purchaser.
(c)

The Treasury Shares are (i) validly issued and fully paid-up, (ii) are owned by the Company as set out in Schedule A, on 12 February 2019 and as at Closing Date, and (iii) are free and clear of all Encumbrances.

(d)	The Company has full and valid ownership of the Treasury Shares.
6.1.3	Organization
(a)	The Company is a société par actions simplifiée duly organized and registered and validly existing in good standing under the Laws of France.
(b)

Each of the Group Companies (a) is a corporation or other entity duly incorporated or organized and registered and validly existing in good standing under the Laws of its relevant jurisdiction of incorporation or organization, and (b) has all requisite power and authority to own, lease and operate its properties and to carry on in all material respects its businesses as conducted on 12 February 2019.  Each Group Company is duly qualified or registered as a foreign corporation to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.  The Company has made available to the Purchaser prior to 12 February 2019 true, correct and complete copies of the Organizational Documents of each Group Company as in effect as of the date of this Agreement.

6.1.4	Authorization

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(a)

The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly authorized, executed and delivered by the Company and, when duly authorized, executed and delivered by all other Parties, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the enforceability of creditors’ rights and remedies generally, and subject, as to enforceability, to general equitable principles and the discretion of courts in granting equitable remedies.

6.1.5	Capitalization
(a)

On 12 February 2019, all of the authorized share capital of the Company and the Securities are allocated as set out in Schedule A and on the Closing Date, the authorized share capital of the Company and the Securities shall be as set forth in the certificate provided by the Sellers’ Representative in Article 2.3.1.  The number of Company Shares and other Securities issued and outstanding and the owners of such Company Shares and other Securities, in each case, as of 12 February 2019, are set forth on Schedule A.  All of the issued and outstanding Company Shares and other Securities are duly authorized, validly issued, fully paid and nonassessable.  None of the issued and outstanding Company Shares and other Securities were issued in violation of any preemptive rights or Laws.  Except as set forth on Schedule A, there are no (i) outstanding shares of capital stock or equity voting interest of, or any stock appreciation, phantom stock, profit participation or other similar rights with respect to, the Company or (ii) preemptive rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights or agreements, arrangements or commitments of any character relating to Company Shares or obligating either the Shareholders or the Company to issue or sell any Company Shares, or any other interest in, the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any capital stock or equity interest in the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  There are no Contracts to which the Company is a party which require the Company to repurchase, redeem or otherwise acquire any Company Shares or other Securities.  No Subsidiary owns any Company Shares or other Securities.

(b)

Except as set forth on Schedule 6.1.5(b), all of the outstanding equity securities of each Company Subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights and are owned by the Company, whether directly or indirectly through other Company Subsidiaries, free and clear of all Encumbrances, and there are no other (i) outstanding shares of capital stock or voting securities of, or any stock appreciation, phantom stock, profit participation or other similar rights with respect to, any Subsidiary or, (ii) preemptive rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights or agreements, arrangements or commitments of any character relating to any capital stock or equity interest in any Company Subsidiary, or obligating either the Company or any Company Subsidiary to issue or to sell any shares of capital stock or equity interests in any Company Subsidiary or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any capital stock or equity interest in any Company Subsidiary, and no securities or obligation evidencing such rights are authorized, issued or outstanding.  Except as set forth on Schedule 6.1.5(b), there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any equity securities of any Company Subsidiary.

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(c)

The allocation of the Purchase Price among the Sellers as contemplated by this Agreement, are in accordance with the Company’s Organizational Documents, applicable Law and any applicable Contract to which the Company is a party.  Except for payments under this Agreement, no amounts are due and payable by any Group Company to any Shareholder in respect of such Shareholder’s interest in the Company.

6.1.6	Group Companies
(a)

Schedule 6.1.6(a) sets forth a true and complete list of the Group Companies other than the Company, listing for each Group Company its name, type of entity, the jurisdiction of its incorporation or organization, its authorized capital stock, the number and type of its issued and outstanding shares of capital stock and the current ownership of such shares as of 12 February 2019 and as of Closing.  All shares of capital stock of each Group Company are owned, directly or indirectly, by the Company.  Except as set forth on Schedule 6.1.6(a), the Company does not, directly or indirectly, own any capital stock in any Person other than a Group Company.

(b)	Except as set forth on Schedule 6.1.6(b), there are no Contracts to which any Group Company is a party which require any Group Company to make any investment in any other Person.
6.1.7	No bankruptcy
(a)

No steps are taken or legal proceedings started against a Group Company for its winding-up, liquidation, bankruptcy (including mandat ad hoc, conciliation, sauvegarde, redressement judiciaire or liquidation judiciaire), or dissolution under applicable laws in any relevant jurisdiction, nor are any of the Group Companies insolvent (en état de cessation de paiements).

(b)

No Person has notified the Sellers or any Group Company that it has taken any step, legal proceeding or other procedure with a view to the appointment of an administrator, whether out of court or otherwise, in relation to any Group Company, and no receiver has been appointed in respect of the whole or any part of any of the assets nor has any such order been made (including, in any relevant jurisdiction, any other order by which, during the period it is in force, the affairs, business and assets of the company concerned are managed by a person appointed for the purpose by a court, governmental agency or similar body).

(c)

None of the Group Companies has taken any step with a view to a suspension of payments or a moratorium of any indebtedness or has made any voluntary arrangement with any of its creditors or is insolvent or unable to pay its debts as they fall due.

6.1.8	Consents and approvals; No violations

Subject to the receipt of the Antitrust Clearance and the Investment Control Clearance, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will with the lapse of time, the giving of notice or both (a) conflict with or result in any breach of any provision of the Organizational Documents of any Group Company, (b) require any filing with, notice to or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority or affect the validity of a License, (c) result in a default under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Company Material Contract, other than the Company Material Contracts set

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out in Article 6.1.15(a)(iii) and Article 6.1.15(a)(iv) to the extent they have been subsequently provided to the Purchaser pursuant to 5.10.1(a), (d) violate in any respect any Law applicable to any Group Company or, (e) result in the imposition of any Encumbrance (other than a Permitted Encumbrance) on any asset or property of a Group Company, excluding from the foregoing clauses (b), (c), (d) and(e) such requirements, violations, conflicts, defaults or rights which would not reasonably be expected to result in a Loss, greater than €100,000 individually or €500,000 in the aggregate, to the Group Companies, taken as a whole.

6.1.9	Accounts
(a)

The Purchaser has previously been provided with true and complete copies of (i) the Accounts, as well as (ii) the audited consolidated accounts of the Company (or of Citoxlab Group until 2016), prepared in accordance with the French accounting standards as prescribed by the French Commercial Code and the Plan Comptable Général as of December 31, 2016 and 2017, and (iii) the audited statutory accounts of the Group Companies as of December 31, 2015, 2016 and 2017, together with all related notes and schedules thereto, accompanied, if any, by the reports of the relevant statutory auditors (the "Other Guaranteed Accounts").

(b)

The Other Guaranteed Accounts have been prepared in accordance with GAAP, on a consistent basis with preceding financial years.  The Accounts have been prepared in good faith on a consistent basis with GAAP and the management accounts of the preceding financial years.

(c)

The Other Guaranteed Accounts present a true and fair view ("sont réguliers et sincères et donnent une image fidèle") in all material respects of the financial condition (including the balance sheets and profit and loss statements) of the Group Companies, on a statutory and consolidated basis as at 31 December 2016 and2017. The Accounts present a fair view (“donnent une image fidèle”) in all material respects of and do not materially misstate the financial condition and financial performance (including the balance sheets and profit and loss statements) of the Group Companies on a combined basis as at 31 December 2018. They are consistent with the books and records of the Group Companies in all material respects.

(d)

Each Group Company (i) maintains books and records that in reasonable detail accurately and fairly reflect the transactions of such Group Company and (ii) has in place policies and procedures with respect to financial reporting that are sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of its financial statements in accordance with the GAAP.  Since December 31, 2017, no Group Company has received or otherwise obtained knowledge of any complaint or allegation regarding the accounting or auditing practices, policies or procedures of such Group Company or its respective internal accounting controls.

(e)

As of 12 February 2019, no Group Company has any liabilities or obligations (whether accrued, contingent, absolute or otherwise) and whether or not required to be disclosed including, without limitation, any off-balance sheet liabilities or securitization transactions, except (i) to the extent specifically reflected or adequately reserved against (a) on the balance sheets included in the Accounts, or (b) in the Closing Financial Statements to the extent such liabilities have been taken into consideration for the purposes of the calculation of the Variable Amounts, or (ii) ordinary course liabilities or obligations which arose since the Accounts Date not in violation of Article 6.1.9 (none of which are a liability resulting

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from breach of contract, breach of warranty, tort, infringement or misappropriation) and that are not material to the Group Companies, taken as whole, (iii) that have been discharged or paid off in full since the Accounts Date to the Knowledge of the Sellers

6.1.10	Absence of Certain Changes

Except as indicated in Schedule 6.1.10, since the Accounts Date, and through the date hereof:

(a)	the Group Companies have conducted their business in the ordinary course in all material respects;
(b)	there has been no Material Adverse Change;
(c)

there has been no material change in the accounting methods or practices of any Group Company or any change in depreciation or amortization policies or rates theretofore adopted by the Group Companies;

(d)

except for actions taken in connection with this Agreement or the transactions contemplated hereby, no Group Company has taken any action that, if taken after the date hereof and prior to Closing without the Purchaser’s consent, would constitute a violation of Article 5.4.

6.1.11	Properties
(a)

The properties set forth in Schedule 6.1.11(a) (the “Properties”) comprise all the land and buildings owned, controlled, occupied or leased by any member of the Group Companies in connection with the business and is adequate to conduct such business as currently conducted.

(b)	The Properties comprise all the lands and buildings which are used to conduct the business in the scope and manner in which it is conducted as of 12 February 2019 and on the Closing Date.
(c)	Any title to, lease agreement or any other right to the Properties will not be lost or rendered liable to termination by virtue of the execution of or performance of this Agreement.
(d)	The Sellers and the Group Companies: (i) have good title to each Property owned or leased by them, and (ii) in any event validly, legally and legitimately occupy such Property.
(e)

Except as set forth in Schedule 6.1.11(e), the relevant Group Companies own or lease the Properties free and clear of any Encumbrances and all original deeds and documents necessary to prove title to the Properties have been duly recorded with the appropriate Governmental Authorities.

(f)

No Property is subject to any third party right or any governmental action, which is likely to adversely affect the relevant Group Company or Purchaser’s ability to carry on the business in substantially the same manner as present.

(g)

The leases relating to the Properties are referred to herein as the “Real Property Leases.” The use made by any member of the Group Companies in connection with the business is duly authorized by the Real Property Leases pertaining to it.  The parties to the Real Property Leases have complied with, and duly performed the terms of the Real Property Leases in all material respects.

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(h)	There has been no notice of termination of any Real Property Lease nor any exchange of correspondence regarding any potential termination.
(i)

All buildings and other structures on or under the Properties are in good and substantial repair and condition and fit for the purposes for which they are presently used to the Sellers’ Knowledge. The buildings and improvements are not the subject matter of any actions for hidden defects or builders’ liability.  There are no outstanding unpaid assessment notices against any of the Properties.

(j)

Except as provided in Schedule 6.1.11(j), no substance or material which is deleterious, defective or a risk to health or safety has been used in the construction of or alteration to any buildings or structures on or under the Properties owned by the Group Companies.

(k)

Other than the Real Property Leases, there are no leases, subleases, licenses or other agreements, granting to any third party or parties the right of use or occupancy of any portion of the Properties and the relevant members of the Group Companies are entitled to and are in possession and exclusive occupation of the Properties and no person has any interest of whatever nature arising in the Properties other than the Group Companies that would materially impair their use by the Group Companies.

(l)	There are no restoration costs required under any of the Real Property Leases in excess of €300,000;
(m)

Any off-site storage facility used by the Company or any Company Subsidiary and operated by a third-party service provider, to house archive material, specimens, paper data, electronic data, back-up material and study-related or support records used in the operation of the business of the Company and the Company has been maintained consistent with Good Laboratory Practices, Good Manufacturing Practices and Good Clinical Practices.

6.1.12	Intellectual Property
(a)

Schedule 6.1.12(a) contains a true, correct and complete list of all of the following items included in the Owned Intellectual Property as of 12 February 2019: (i) all registered trademarks and pending trademark applications; (ii) all registered copyrights; (iii) all domain names; (iv) all registered patents and pending patent applications; and all Company Software, including, as appropriate, for each item identified pursuant to (i) - (iv) above (with the exception of the Company Softwares), the owner, registration and application dates and numbers, the version numbers (if applicable), the maintenance fees necessary to maintain the Company Intellectual Property and any and all software, and the jurisdiction.  Collectively, the items listed on Schedule 6.1.12(a) represent the “Company Intellectual Property”.

(b)

The Licensed Intellectual Property and the Owned Intellectual Property together constitute all the Intellectual Property necessary to, or used or held for use in, the conduct of the business of the Group Companies as presently conducted.  There exist no material restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property.  The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Owned Intellectual Property or, any Licensed Intellectual Property.

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(c)

(i) the Group Companies are the sole and exclusive owners of all Owned Intellectual Property and possess all right, title and interest in and to all Owned Intellectual Property and Licensed Intellectual Property, in each case free and clear of all Encumbrances (other than Permitted Encumbrances); (ii) there are no judgments against any of the Group Companies finding any of the Owned Intellectual Property or the Licensed Intellectual Property to be invalid or unenforceable in whole or in part, and, all such Owned Intellectual Property is valid and enforceable; (iii) there are no proceedings pending against the Group Companies that challenge the validity, use, ownership, or enforceability of the Owned Intellectual Property and/or seek to deny or restrict the rights of any Group Company in any of the Owned Intellectual Property or the Licensed Intellectual Property; (iv) the Group Companies have taken commercially reasonable actions to maintain and protect any material Owned Intellectual Property; (v) the maintenance and subscription fees necessary to maintain the Company Intellectual Property and any and all software (including commercial “off the shelf” software and Software as a Service (SaaS)) licensed to the Group Companies through the Closing Date have been paid; (vi) the Group Companies hold the appropriate licenses as required for the number of users and installations in active use for any and all commercial “of the shelf” software and (vii) since the preceding two (2) years all of the past and current employees and independent contractors of the Group Companies who have participated or are currently participating in the creation of any material Owned Intellectual Property have executed agreements with the applicable Group Company, whereby such employees and independent contractors presently assign to the applicable Group Company all right, title and interest they may have in  such material Owned Intellectual Property.

(d)

No Group Company uses in the conduct of their business, or has used in the preceding two (2) years (i) any Owned Intellectual Property that infringes or violates the rights of any Person or (ii) any Licensed Intellectual Property which to the Sellers’ Knowledge infringes or violates the rights of any Person.

(e)

there are no Actions currently pending or threatened, or that have been brought, since January 1, 2017, by any Group Company against any Person alleging infringement, misappropriation, or violation of any Intellectual Property.

(f)

Each Group Company has taken commercially reasonable measures in accordance with normal industry practice to maintain the confidentiality of all Owned Intellectual Property that is material to the business or operation of any Group Company and the value of which to such Group Company is contingent upon maintaining the confidentiality thereof.

(g)

It is the practice of the Group Companies to scan with commercially available virus scan software the Company Software that is capable of being scanned for viruses and malware and (i) none of the Company Software that is material to the conduct of the business of the Group Companies as presently conducted contains any worm, bomb, backdoor, clock, timer, or other disabling device code, design or routine which can cause software to be erased, inoperable, or otherwise incapable of being used, either automatically or upon command by any Person and (ii) all software vendor audits requested prior to the date hereof have been satisfied by verifying, with respect to the software that is the subject of such audit, that (a) the Group Companies have valid licenses to use all copies of such software that are necessary to, or used or held for use in, the conduct of the business of the Group Companies as presently conducted and/or (b) the Group Companies have paid all amounts owed (including any associated penalties) arising from their use of such software.

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(h)

The IT Assets operate and perform, in all material respects, in a manner that permits the Group Companies to conduct their business as currently conducted. The Group Companies have taken commercially reasonable actions to protect the confidentiality, integrity, operation and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, electronic security breaches, data theft, access, interruption, malfunction, modification or corruption.  There has been no unauthorized use, access, interruption, modification, corruption or material malfunction of any IT Assets (or any information or transactions stored or contained therein or transmitted thereby).

6.1.13	Data protection
(a)

Each Group Company has commercially reasonable rules, policies and procedures in place to protect Personal Data in such Group Company’s possession or control from unauthorized access by third persons for the duration of the Personal Data, including from its generation to its destruction and/or disposal.  Each Group Company has, since January 1, 2017, complied, in all material respects, with all such rules, policies, procedures and all applicable Laws with respect to the protection, storage, collection, treatment, retention, use, disclosure and other processing of Personal Data (including the European Union Data Protection Directive, 95/46/EC, as updated from time to time, the General Data Protection Regulation (GDPR) (EU) 2016/679, as updated from time to time and French Law n ° 78-17 of January 6th, 1978).  Since January 1, 2017, to the Sellers’ Knowledge, no Person has made any illegal or unauthorized use of Personal Data that was collected by or on behalf of the Group Companies and is in the possession or control of the Group Companies. No Group Company is currently under any investigation by any Governmental Authority regarding its protection, storage, use, and disclosure of Personal Data.

(b)

The Company has not received any written notification alleging non-compliance with any Laws relating to Personal Data, any recommendation from the relevant Governmental Authority, or any industrial standards for the protection of Personal Data, or requiring the relevant Governmental Authority to modify or cancel any Personal Data.

6.1.14	Litigation; Disputes
(a)

Except as provided in Schedule 6.1.14(a) and except as would not reasonably be expected to be material to the Group Companies, taken as a whole, there are no Actions pending or threatened in writing by any Governmental Authority or other Person with respect to any Group Company or any of their respective properties or assets at Law or in equity. There are no unsatisfied or continuing judgments, orders or settlements to which any Group Company is a party or is bound and neither the Company (or its applicable Subsidiary) nor the other party thereto, is in default under or with respect to any such judgment, order or settlement.

(b)

Actions against any Group Company exceeding an individual amount of €50,000 since January 1, 2017 and which are no longer pending are referred to as “Prior Actions”.  All of the Prior Actions have been concluded in their entirety, no Group Company has any ongoing obligations thereunder and any amounts payable by any Group Company related thereto have been paid in full.  All Losses with respect to the Prior Actions have been accrued or otherwise disclosed in the Accounts.

(c)	Since January 1, 2016, no customer (or potential customer) or representative acting on behalf of a customer has conducted an audit of any Group Company after which such

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customer (or potential customer) or representative acting on behalf of a customer has notified such Group Company in writing, or to the Knowledge of the Sellers, orally, that such customer intended to terminate its relationship with the applicable Group Company, or that such potential customer determined not to commence a relationship with the applicable Group Company, as a result of its dissatisfaction with the applicable Group Company’s performance, processes or capabilities thereof.

6.1.15	Company Material Contracts
(a)

Schedule 6.1.15(a) sets forth a true, complete and correct list of the following agreements to which any of the Group Companies is a party or by which it is bound, in each case, as of the date of this Agreement (the following, collectively, the “Company Material Contracts”) of :

(i)	any agreement for the lease of personal property having annual rents in excess of €50,000;
(ii)

any agreement (excluding purchase orders) for the purchase of materials, supplies, goods, services, equipment or other assets providing for either annual payments by the Company and its Subsidiaries of €500,000 on an individual basis or more;

(iii)

any agreement with a Top 20 Client (it being specified and agreed that Schedule 6.1.15(a) contains solely a list of such clients, and that the Sellers will provide the Purchaser with a list of such contracts as per 5.10.1(a));

(iv)

any agreement with a Top 20 Vendor (it being specified and agreed that Schedule 6.1.15(a) contains solely a list of such clients, and that the Sellers will provide the Purchaser with a list of such contracts as per 5.10.1(a));

(v)	any joint venture, consortium, cooperation agreement involving the sharing of profits or losses or other similar agreement or arrangement;
(vi)

any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise), since the Accounts Date or which contain unsatisfied obligations or liabilities of the Group Companies;

(vii)	any agreement relating to Indebtedness (in either case, whether incurred, assumed, guaranteed or secured by any asset) and involving amounts in excess of €300,000;
(viii)	any employment agreement or restrictive covenant contract for any employee having an annual fixed remuneration in excess of €150,000;
(ix)	any collective bargaining agreement or other agreement with any labor organization, works council, union, association or similar body;
(x)

an agreement (other than an employment contract, a corporate officer contracts, the Security Holders’ Agreements and put and call option agreements with the Sellers with respect to the Securities or the Treasury Shares which will be terminated at Closing) with (A) any Seller or Affiliate, (B) any officer, director or employee of any member of the Seller or its Affiliates;

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(xi)	any pension, profit sharing or participation and similar plans and arrangements providing benefits to any current or former officer, director or employee of any Group Company;
(xii)	any indemnification agreement still in force as at the date hereof entered into by any Group Company for the benefit of any current or former employee, officer or director of any Group Company;
(xiii)	any agency, distributor, dealer, sales representative, marketing or other similar agreement;
(xiv)

any agreement that limits the freedom of the Company or any Subsidiary to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company or any Subsidiary after the Closing Date or that contains a material exclusivity, requirements or similar provision binding on the Company or any Subsidiary;

(xv)

any settlement agreement pursuant to which any Group Company is obligated to (A) pay any amounts after the date of this Agreement in excess of €20,000, (B) provide any injunctive relief, (C) take any action or refrain from taking any action after the date of this Agreement that materially restricts the activity of the Group Companies,

(xvi)	any agreement pursuant to which a Governmental Authority is a direct client or, to the Sellers’ Knowledge, the indirect client of a Group Company;
(xvii)	any agreement granting or permitting any Encumbrance on any properties, assets or rights of the Group Companies that will not be released at or prior to Closing;
(xviii)	any agreement involving the payment or receipt by any Group Company of milestone payments or royalties other than any service agreement with customers in the ordinary course of business;
(xix)

any agreement involving research, development, modification or enhancement of Intellectual Property, other than as made in the ordinary course of business with customers substantially in a form previously disclosed to the Purchaser;

(xx)

any agreement (excluding licenses for commercial off-the-shelf computer software that are generally available on nondiscriminatory pricing terms which have an aggregate acquisition cost of €30,000 or less) pursuant to which any Group Company (a) obtains the right to use, or a covenant not to be sued under, any Intellectual Property or (b) grants the right to use, or a covenant not to sue under, any Intellectual Property, in each case, other than as made in the ordinary course of business with customers substantially in a form previously disclosed to the Purchaser;

(xxi)	any agreement for the purchase, lease or sale by any Group Company of any real property other than in the ordinary course of business; or
(xxii)	any other agreement not made in the ordinary course of business and that is material to the Company and its Subsidiaries taken as a whole.

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(b)	No Company Material Contract has been executed other than on arm’s length terms.
(c)

The Group Companies have performed all material obligations required to be performed by them to date under the Company Material Contracts, and no Group Company is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the Seller’s Knowledge, no other party to any Company Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

(d)	No Group Company has received any notice of the intention of any party to terminate any Material Contract.
(e)

Complete and correct copies of all Company Material Contracts, together with all modifications and amendments thereto, have been made available to Purchaser, other than those set forth in Article 6.1.15(a)(iii) and (iv), which will be provided to the Purchaser prior to Closing for integration purposes as set forth in Article 5.10.1(a).

(f)	All obligations for payment of monies by each Group Company in connection with any Company Material Contract have been satisfied in a timely manner.
6.1.16	Taxes
(a)

The Group Companies have always duly and timely complied in all material respects and filed with the appropriate Tax Authority all material Tax Returns required to be filed and within any appropriate time limits, supplied to all relevant Tax Authorities. All such Tax Returns are true complete and accurate. The present representation does not cover the accuracy of, nor the capacity to effectively use, the Tax losses of the Group Companies mentioned therein.

(b)

All Taxes owed and required to have been paid prior to the Closing Date by the Group Companies and owed and required to have been paid prior to the Closing Date (in each case, whether or not reflected on any Tax Return or any similar document) have been paid.

(c)	Less than 50% of the combined voting power or value of the Company and its Subsidiaries is owned directly or indirectly by US Shareholders.
(d)

All documents of the Group Companies or in respect of the transferring assets on which registration duties or any other transfer, registration or documentary Tax or duty is chargeable and which are in the possession of any Group Company or by virtue of which any Group Company has any right have been duly registered and, such transfer, registration or documentary Tax or duty has been duly paid.

(e)

No Group Company is a party to any dispute with or material investigation or proceeding by any Tax Authority and there has been no announced dispute, investigation, enquiry, audit or non-routine visit by any Tax Authority in the three (3) years prior to the date hereof.

(f)	After the Closing Date, no Group Company shall be a party to any Tax allocation, Tax indemnification, Tax sharing agreement or similar agreement or arrangement with the Sellers or otherwise.

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(g)

All Tax records, documentation (including all transfer pricing documentation and data) and information which could be requested by Tax Authorities in accordance with Tax Laws and Tax practices have been duly established, are available, accessible and exploitable to or by any Group Company and maintained, in their proper form, for at least since January 1, 2016.  All documentation necessary in order to justify all expenses accounted for at the level of each Group Company to the extent taken into account in the determination of the Purchase Price is available.

(h)

Within the last three (3) years, no extensions or waivers of statutes of limitation have been given or requested with respect to any Taxes payable by the Group Companies and no extensions or waivers of statutes of limitation have been given or requested for the filing of any Tax returns or other documents with respect to any Taxes relating to the Group Companies.

(i)

No transaction in respect of which any consent or clearance was required or sought from any Tax Authority has been entered into or carried out by any Group Company. All information supplied to any Tax Authority or other appropriate authority in connection with any such consent or clearance fully and accurately disclosed all facts and circumstances relevant and material to the giving of such consent or clearance.  No facts or circumstances have arisen since any such consent or clearance was obtained which would cause the consent or clearance to become invalid or ineffective.

(j)

No Tax Authority has operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to any Group Companies’ affairs.

(k)	All transactions between any Group Companies have been entered into on arm’s length terms.
(l)	None of the Group Companies shall be jointly and severally liable for any Tax liability of any third party.
(m)

None of the (i) officers (which for this purpose includes, but is not limited to, any individual with a title of vice president or similar, or higher) of a Group Company, (ii) shareholders of a Group Company or (iii) Highly Compensated Individual of a Group Company, is a United States taxpayer (including being a United States green card holder).  For purposes of this Article 6.1.16(m) “Highly Compensated Individual” means that such person is an employee of any of the Group Companies who has an annual salary of at least $115,000; and is a person who is a member of a group consisting of the highest paid 1% of the employees of the Group Companies in the aggregate or, if less, the highest paid 250 employees of the Group Companies, in the aggregate.

6.1.17	Environmental Matters
(a)

Each Group Company is and, has been in all material respects in compliance with all applicable Environmental Laws, which compliance has included obtaining, maintaining and complying with all applicable Environmental Permits.

(b)

No Group Company or any of their respective predecessors (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, exposed any Person to, or Released any Hazardous Substance or (ii) owned, leased or operated any facility or

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property which is or has been contaminated by any Hazardous Substance by any Group Company or any other Person in violation of Environmental Laws.
(c)	None of the Group Companies has assumed by contract any obligation or liability of any other Person relating to any Environmental Laws, Environmental Permits or Hazardous Substances.
(d)

No Group Company(i) has received any written, or to the Knowledge of the Sellers non-written, notice, demand, request for information, citation, summons or complaint, (ii) is subject to any pending claim, investigation, action, suit, review or proceeding or (iii) has been issued any order, judgment, decree or injunction, in each case related to any Environmental Law or Environmental Permit or arising out of the ownership, use, control or operation by any Group Company of any property from which there was a Release of any Hazardous Substance.

6.1.18	Licenses and Permits

Schedule 6.1.18 sets forth a true, correct and complete list of all material Licences held by the Group Companies, including all site licenses, operational licenses, animal use licenses and all licenses covering the use of select agents and toxins pathologic materials, human tissue and biological specimens, radioactive or radioisotopic materials, controlled substances, biomedical waste, water waste, radiation machines and any other Hazardous Substances.  The Group Companies own or possess all Licenses that are necessary to enable them to carry on their respective operations as presently conducted.  The Licenses held by the Group Companies that are set forth in Schedule 6.1.18 are valid and in full force and effect.

6.1.19	Compliance with Laws; Regulatory Matters
(a)

Since the later of (i) the date that is January 1, 2016 and (ii) the date of its incorporation, no Group Company has received any written notice from (and otherwise does not have any knowledge of) any Governmental Authority that alleges any noncompliance (or that any Seller is under investigation by any such Governmental Authority for such alleged noncompliance) with any applicable Law, which violation or noncompliance could, individually or in the aggregate, result in any penalty or fine of €100,000 or any Action taken by a Governmental Authority (including, by untitled letter, warning letter, or a rejection of study used by a sponsor for submission). Each Group Company has conducted its business in compliance with applicable competition regulations established by applicable Laws.  Each Group Company has conducted its business in compliance with French transparency Laws, being (i) the French Law No. 2011-2012 of 29 December 2011, also referred to as the Loi Bertrand, as amended from time to time and as supplemented including by Decree No. 2013-414 of 31 May 2013 and the Circular No. 2013-224 of 29 May 2013, and (ii) the Decree No. 2016-1939 of 28 December 2016, also referred to as the Loi Touraine, as amended from time to time.

(b)

The businesses of each Group Company are, and since January 1, 2016 have been, conducted in compliance in all material respects with all applicable Laws, including (i) licensing, disclosure and reporting requirements and (ii) applicable requirements relating to Good Laboratory Practices, Good Clinical Practices, Good Tissue Practice, and Good Manufacturing Practices.  Since January 1, 2016, neither the Company nor any of its Subsidiaries has received any written notification or communication (or to the Knowledge of the Sellers, any oral notification or communication) from any relevant Governmental

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Authority of noncompliance by, or liability of the Company or its Subsidiaries under, any applicable Law including with respect to any Governmental Authority’s guidance documents, consensus documents or advisory documents, and  no notification or communication of noncompliance or liability has been threatened by any Governmental Authority.

(c)

All pre-clinical and clinical investigations conducted by each Group Company are being, and have been since January 1, 2016, conducted in compliance with all applicable Laws administered or issued by applicable Governmental Authorities, including (i) standards for conducting non-clinical laboratory studies, (ii) electronic records requirements, and (iii) Laws restricting the collection, use and disclosure of individually identifiable health information and personal information.

(d)

Since January 1, 2017, all reports, documents, claims, Licenses and notices required to be filed, maintained or furnished to any applicable Governmental Authority by any Group Company have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, permits or notices would not be material to the Company. All such reports, documents, claims, Licenses and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).  To the Sellers’ Knowledge, neither the Company nor any of its Subsidiaries, nor any officer, employee or agent of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the any applicable Governmental Authority, or failed to disclose a material fact required to be disclosed to any applicable Governmental Authority.  To the Sellers’ Knowledge, neither the Company nor any of its Subsidiaries, nor any officer, employee or agent of the Company or any of its Subsidiaries, has been debarred or convicted of any crime or engaged in any conduct for which debarment is mandated or authorized.  Neither the Company nor any of its Subsidiaries, nor any officer or employee of the Company or any of its Subsidiaries, nor any agent of the Company or any of its Subsidiaries, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any health care program.

(e)

The Company has made available to the Purchaser prior to 12 February 2019 true, complete and correct copies of all material documentation and material correspondence between any Group Company and any Governmental Authority with respect to any inspection or audit observations of non-compliance or which pertains to the receipt of any written notice or communication (or to the Knowledge of the Sellers, any oral notice or communication) of non-compliance, including official Actions (including warning letters), from any Governmental Authority with respect to the business, facilities or assets of the Group Companies.  The Company has made available to Purchaser prior to 12 February 2019 true and complete copies of all material documentation related to all accreditation reports (including ISO CCAC, AAALAC and medical device accreditation), audits issuing permits and licenses DEA, NRC, or similar external third party audits, and completed site evaluations and investigations performed by or on behalf of any customer or potential customer of the Group Companies and all material documentation related to such audits and site evaluations, including any written audit-related materials and quality reports provided by the Group Companies’ customers or potential customers.

(f)	Except for Le Tamarinier, since January 1, 2014, no Group Company has operated or engaged in the business of the sale of live animals.

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(g)

There is no civil, criminal or administrative Action, including by not limited to, notice of violation, notice of disqualification, other notice, demand letter, warning letter, or request for information pending, or to the Knowledge of the Sellers, threatened in writing, any liability of any kind to comply with any FDA Laws. No Group Company has received a warning letter from the FDA since January 1, 2016 and, to the Knowledge of the Sellers, no Group Company has received notice that (x) the FDA intends to conduct an inspection of any Group Company facility within twelve (12) months from the 12 February 2019 or (y) that any Group Company is at risk of receiving a warning letter or notice of disqualification from the FDA.  There is no act, omission, event or circumstance to the Sellers’ Knowledge that may give rise to any such Action, notice of violation, notice, demand letter, warning letter, or request for information, or any such liability (i) against, involving or of the Company or any of its Subsidiaries or (ii) against, involving or of any other Person (including any FDA Company Contractor) that could be imputed or attributed to any Group Company.

6.1.20	Employees and Employee Benefits

Since the date that is three (3) years prior to 12 February 2019 through the Closing Date, the Group Companies have been in compliance in all material respects with all Laws and collective bargaining agreements applicable to it respecting employment and employment practices, terms and conditions of employment and wages and hours, benefits, occupational safety and health, immigration, health, collective bargaining and similar requirements.  The Sellers have informed and consulted with their and the Company’s union, works council or similar body about the Transaction to the extent required under applicable employment Law, and all employee representative bodies have completed or will complete their reviews and render their opinions in accordance with applicable employment Law, of which complete copies and any related correspondence will be provided to the Purchaser as soon as possible following their completion

6.1.21	Collective bargaining agreements

Schedule 6.1.21 sets forth a list of the collective bargaining agreements which currently apply to the employees of the Group Companies or similar agreements with any union, works council or similar body that is binding on any Group Company. Prior to 12 February 2019, the Purchaser or its Representatives have been given access to true, complete and accurate copies of all such agreements.  There is no labor strike, slowdown, lock-out or work stoppage pending or, to the Sellers’ Knowledge, threatened against or affecting any Group Company or its employees.

6.1.22	Benefit plans
(a)

Except as disclosed in Schedule 6.1.22, there are no severance, pension or retirement benefits, no bonus plan, no profit sharing, stock purchase or stock option plans, and no company saving plans or employee funds provided by any Group Company to its employees other than those required by law or any applicable collective bargaining agreement listed on Schedule 6.1.22.

(b)	All payments required to be made on or before the Closing Date to benefit plans have been made and no accrual liabilities have been incurred.
(c)	There are and have been no pending and since January 1, 2017, to the Sellers’ Knowledge, there have been no proceedings threatened in writing or investigation by any Governmental

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Authority in relation to any benefit plan, benefit agreement or any former employee of the Group Companies.
6.1.23	Employees and Working time monitoring
(a)

Schedule 6.1.23(a) sets forth a list of the details of each employee of the Group Companies, including his or her name, date of birth, employer, location of employment, where full or part time, annual base salary or wage rate, to the extent permissible under applicable Law, which is true, correct, complete and current in all material respects as of December 31st, 2018.

(b)

Except as set forth on Schedule 6.1.23(b), neither the Company nor any of its Subsidiaries are the subject of any proceeding by labor authorities for failure to comply in any material respect with labor legislation, nor have any of them violated any material provisions of any labor or social security legislation, applicable collective bargaining agreement or individual employment contracts.

(c)

Except as set forth on Schedule 6.1.23(c), no Group Company has entered into any contract with any of its employees which provides, in the event of termination, for a notice period or payment of an indemnity which is in excess of that provided by applicable Law or any collective bargaining agreement binding on the Group Company.

(d)

Subject to the Exit Bonus, no Seller nor any Group Company has undertaken to make any payment to, or to increase the remuneration of or grant any other bonus or advantage to, any current or former employee, independent contractor or director of any Group Company as a result of, or in connection with, the transactions contemplated by this Agreement, including any “change in control” or “stay bonus” provisions or agreements.

(e)

Since January 1, 2016, none of the Group Companies (nor, to the Knowledge of the Company, any of their respective officers or directors in their individual capacities) have settled any Action relating to sexual harassment, or discrimination, involving or relating to one or more current or former director, officer, employee or individual independent contractor of any Group Company. There is no such Action currently pending or, to the Knowledge of the Sellers, threatened against any of the Group Companies.

6.1.24	Certain Fees
(a)

Purchaser shall not be obligated to pay or bear (e.g., by virtue of any payment by or obligation of any of the Shareholders or the Group Companies at or at any time after the Closing) any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of any of the Shareholders or the Group Companies or any of their respective Affiliates.

6.1.25	Insurance
(a)

Schedule 6.1.25 contains true, correct and complete list of each insurance policy maintained by the Group Companies and/or each individual Affiliate Group Company if not consolidated in the Group Companies’ insurance policy.  Except as specified on Schedule 6.1.25, such insurance policies are, and since January 1, 2017 have been, an remain today in full force and effect in all material respects and shall be maintained by the applicable Group Company and/or individual

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Affiliate Group Companies in full force and effect in all respects as they apply to any matter, action or event relating to the Group Companies occurring through the Closing Date. There have been no lapses in the insurance coverage of the Group Companies since January 1, 2017.  All premiums payable under all such policies have been timely paid and have otherwise complied with the terms and conditions of all such policies and bonds in all respects.  The Company has notified its insurance carrier(s) in compliance with the reporting and notification requirements of the applicable insurance policies of any and all claims made against the Company.  There is no claim by any Group Company pending under any such policy as to which coverage has been disputed or denied by the underwriters of such policies or in respect of which the underwriters have reserved their rights.

6.1.26	Relationships with Related Persons
(a)

Except for employment contracts, Group’s corporate officer contracts and compensation and benefits in the ordinary course or as disclosed in Schedule 6.1.26(a), no Seller or any Affiliate of a Seller or of any Group Company (other than another Group Company) is a party to any agreement with, or has any claim or right against, a Group Company. No Seller or any Affiliate of any Seller or of a Group Company benefits from any guarantee or surety granted by the Group Company securing the performance of any of its obligations.

(b)

As of the Closing Date, no Seller or an Affiliate of any Seller or of the Group Company has any interest in any asset owned or used by the Group Company, or which is necessary for the Company to carry out its activities in all material respects as currently conducted.  None of the Sellers (i) possesses, directly or indirectly, any financial interest in, or is a director or executive officer of, any Person (other than any Group Company) which is a client, supplier, customer, lessor or lessee of any Group Company or (ii) except as set forth on Schedule 6.1.26(b), owns any material property right, tangible or intangible, or is party to any material Contract, in each case which is used or held for use by a Group Company in the conduct of its business.

6.1.27	Clients and vendors
(a)

The Disclosed Information includes for the three (3) year period ending on December 31, 2018 the names of the respective customers that were, in the aggregate, the twenty (20) largest customers in terms of Euro value of products or services, or both, sold by the Group Companies taken together (“Top 20 Clients”).  The Disclosed Information also lists for such three (3) years period, the names of the respective suppliers that were, (i) the ten (10) largest suppliers of Citoxlab France and of Citoxlab North America and (ii) for each of the foreign operational Subsidiaries, their respective three (3) largest suppliers, in terms of dollar value of products or services, or both, to the Group Company taken together (“Top 20 Vendor”).  No Top 20 Client or Top 20 Vendor has given any Group Company written or oral notice terminating, canceling, reducing the volume under, or renegotiating the pricing terms or any other material terms of any Company Material Contract or relationship with the Group Companies or threatening to take any of such actions, and, to the Knowledge of the Sellers, no Top 20 Client or Top 20 intends to do so.

6.1.28	Accounts Payable and Accounts Receivable
(a)

No Group Company is delinquent in its payment of any accounts payable or accrued liability, and no such accounts payable or accrued liabilities have been deferred (regardless of whether such Group Company and the third party have agreed to such deferral) other than in the ordinary course of business, consistent with past practice and in no instance is any such delinquency material to any Group Company.

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(b)

All accounts receivable of the Group Companies: (i) have arisen only from bona fide transactions in the ordinary course; (ii) represent valid and enforceable obligations; (iii) are expected to be fully collected in the aggregate face amounts thereof when due without resort to litigation and without offset or counterclaim; and (iv) are owned (subject to factoring agreements) by the Group Companies free of any Encumbrances (other than Permitted Encumbrances).  No discount or allowance from the face amount of any receivables has been made or agreed (subject to factoring agreements) to and none represents billings prior to actual sale of goods or provision of services.

(c)

Since January 1, 2018, there is no single debtor of the Group Companies that has refused or to the Sellers’ Knowledge threatened in writing to refuse to pay obligations to the Group Companies that exceeds €100,000, and the debtors of the Group Companies have not refused or to the Sellers’ Knowledge threatened in writing to refuse to pay obligations to the Group Companies that exceed €300,000 in the aggregate, in each case, for any reason.  To the Sellers’ Knowledge, since January 1, 2018, no receivable of any Group Company has been unpaid as a result of a debtor having filed for bankruptcy or having been declared bankrupt by a court of competent jurisdiction or being subject to any bankruptcy proceeding.

(d)	Schedule 6.1.28(d) sets forth a complete and accurate accounts receivable aging report for the Group Companies as of December 31, 2018.
6.1.29	Inventory and Backlog
(a)	All inventory held by the Group Companies has been appropriately reserved and is of useable and saleable quality.
(b)

Schedule 6.1.29(b) sets forth a true and correct computation of the Company Backlog as of December 31, 2018, based upon the Company’s revenue recognition policies.  For the purposes of this Agreement, “Company Backlog” means the aggregate amount of all authorizations, including change orders, from customers to the Group Companies to perform services, net of revenue of such respective authorizations.  The information and data provided to the Purchaser by the Seller relating to ongoing projects and services for any customer included in the Company Backlog as of December 31, 2018, is true, correct and consistent with past practices.

6.1.30	Bank Accounts
(a)

Schedule 6.1.30 sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which any Group Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, including any credit facility (collectively, the “Bank Accounts”) and (b) a true and complete list and description of each such Bank Account, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Group Company having signatory power with respect thereto.

6.1.31	Complete Copies of Materials

The Sellers have delivered or made available to the Purchaser true and complete copies of each document that has been listed in the Schedules.  As used in this Agreement, the Sellers shall be deemed to have “delivered”, “made available”, “provided” or “furnished” to the Purchaser such documents referred to herein only if such documents were made available by the Sellers for review by the Purchaser in the Disclosed Information.

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6.1.32	Certain Business Practice
(a)

Since January 1, 2014, none of the Group Companies, nor any of their respective directors or officers, nor to the Sellers’ Knowledge any employees, shareholders,  agents, partners, representatives or other persons acting on their behalf has, in relation to the Group Companies and the matters contemplated by this Agreement, (i) violated any Anti-Corruption Law, (ii) is or has been involved, directly or indirectly, in trade with persons or Entities included in the international sanctions lists defined by France, , the European Union and the United States of America, or are included in the international sanctions lists defined by France, the European Union, the United States of America or the United Nations’ Security Council (“Sanctions”), or (iii) violated any laws in any relevant jurisdiction relating to traffic of prohibited substances or human beings, terrorism, money laundering, slavery or assimilated practices, import or export restrictions and embargo regulation (other than Laws relating to Sanctions mentioned below), anti-boycott regulation or material tax fraud.

(b)

There have been no false or fictitious entries made in the books and records of the Group Companies relating to any secret or unrecorded fund or any unlawful payment, gift, or other thing of value, and no Group Company has established or maintained a secret or unrecorded fund.

(c)

No Group Company, nor, to the Knowledge of the Sellers, any of their respective shareholders, officers, directors, employees, agents, partners, representatives or other persons acting on their behalf is a non-U.S. Government Official.

(d)

No Governmental Authority is investigating or has since January 1, 2014, conducted, initiated or threatened any investigation of any of the Group Companies or any of their respective, officers, directors or employees for alleged violation of Anti-Corruption Laws, Sanctions or other Laws mentioned in paragraph (a) above in connection with activities relating to the Group Companies.

6.1.33	Product and Professional Liability

The products and services developed, designed, manufactured, distributed or rendered by or on behalf of the Group Companies since January 1, 2016 do not suffer from any defects which give or could give rise to any product liability, professional liability or warranty claims, and no such claims have been asserted, raised, are pending or, to the Knowledge of the Sellers, threatened against any Group Company which have not already been resolved.  Since January 1, 2016, there have been no Actions initiated or, to the Knowledge of the Sellers, threatened in writing or verbally (whether or not they have been satisfied, settled, abandoned or otherwise) against any Group Company with respect to the matters referenced in the preceding sentence.

6.1.34	Human Tissue Samples

Since January 1 2017, (i) no Group Company has used the services of any institutional review board that does not meet applicable federal, state, local and foreign standards, (ii) no Group Company has used the services of a vendor supplying human tissue or cells to such Group Company that do not meet the applicable federal, state, local and foreign standards, and any donors supplying the samples for use by such Group Company to such vendor have undergone compliance informed consent, the consent document has been approved by a compliant institutional review board and the samples are properly anonymized, (iii) no Group Company has used the services of any clinical laboratory that as regards the services performed for such Group Company does not meet applicable requirements and licensure by the department of health or similar governmental agency in the state or location in which it is located. All samples provided

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by human donors have been detailed in the compliance informed consent as being the property of the donor and the donor may choose to withdraw the use of their sample for the Sellers’ research at any time in accordance with the Good Tissue Practices.

6.1.35	Clinical Trials

For the preceding three (3) years, no Group Company has engaged in any clinical trial, it being however specified that certain Group Companies have realized bioanalysis for clinical trials.

6.1.36	Solvo Post-Completion Undertakings

The Group Companies have complied with all post-completion undertakings set forth in clause 6.5 of the share purchase agreement dated 10 April 2018 and as amended on 18 April 2018 for the acquisition of SOLVO Biotechnológiai Zrt. by Citoxlab Group:

6.1.37	State Subsidies
(a)

The Group Companies have been and, as of the Closing Date, will be in material compliance with all terms and conditions of the grant agreements between Xenometrics, LLC and Kansas Bioscience Authority (the “KBA Grants”), and there is not and, as of the Closing Date, will not be any condition or circumstance for which Xenometrics, LLC will be required to repay all or any portion of the KBA Grants.

(b)

The Group Companies are as of the date hereof and as of the Closing Date, will be in material compliance with all terms and conditions of the active state subsidies granted to SOLVO Biotechnológiai Zrt, (the “Solvo Grants”) and there is not and, as of the Closing Date, will not be any condition or circumstance for which SOLVO Biotechnológiai Zrt, will be required to repay all or any portion of the Solvo Grants.  SOLVO Biotechnológiai Zrt has fully repaid any sums it was previously required to pay as a result of the loss of its Small/Medium Enterprise status following the acquisition by the Company in 2018.  It is agreed that in case of an inaccuracy or a breach of this representation which would also be actionable pursuant to the acquisition agreement for SOLVO Biotechnológiai Zrt, the Purchaser shall in the first instance seek to remedy any Loss by pursuing the prior sellers of SOLVO Biotechnológiai Zrt pursuant to the Group Companies’ rights under such acquisition agreement.

ARTICLE 7DISCLOSURES OF THE WARRANTIES

7.1.1	The Representations and Warranties are qualified by all facts and information Fairly Disclosed in the Disclosed Information (the “Disclosures”).
7.1.2

The Sellers shall not be liable for a breach of a Representation and Warranty if the relevant fact or matter has been Fairly Disclosed in the Disclosures; a fact, information, or matter is considered as “Fairly Disclosed” where it is disclosed in such manner that the nature of the relevant fact or matter is reasonably apparent from the Disclosures for the Purchaser, advised by legal, tax, financial and accounting advisors.  For the sake of clarity, any exceptions provided for in the certificate delivered by the Sellers on the Closing Date shall not be deemed to be “Fairly Disclosed” and accordingly such exceptions may give rise to a Claim.

ARTICLE 8REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Subject to the terms, conditions and limitations set forth in this Agreement, the Purchaser represents

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and warrants to the Sellers as of the 12 February 2019 and as of the Closing Date, as follows:

8.1.1	Organization and Authority of the Purchaser, Validity
(a)	The Purchaser is duly organized and validly existing under the laws of the jurisdiction of its incorporation;
(b)

The Purchaser has all the capacity, powers and authority necessary for the purpose of entering into the Agreement, performing its obligations hereunder and consummating the transactions contemplated by it;

(c)

The entering into of the Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or similar action and proceedings on its part and, when duly authorized, executed and delivered by all other Parties, constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the enforceability of creditors’ rights and remedies generally, and subject, as to enforceability, to general equitable principles and the discretion of courts in granting equitable remedies;

(d)

No steps are taken or legal proceedings started against the Purchaser for its winding-up, liquidation, bankruptcy (including mandat ad hoc, conciliation, sauvegarde, redressement judiciaire or liquidation judiciaire), or dissolution under applicable laws in any relevant jurisdiction, nor is the Purchaser insolvent (en état de cessation de paiements).

8.1.2	No Conflicts, Consents
(a)

Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Organizational Documents of Purchaser, (ii) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority, (iii) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which Purchaser is a party or by which the Purchaser or any of their respective assets may be bound, or (iv) violate any Law, order, injunction or decree applicable to the Purchaser, excluding from the foregoing (ii), (iii) and (iv) such requirements, violations, conflicts, defaults or rights which would not be reasonably likely to materially and adversely affect or restrict the Purchaser’s ability to consummate the transactions contemplated by this Agreement.

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8.1.3	Litigation; Disputes

There is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of the Purchaser, threatened against the Purchaser, by or before any Governmental Authority or by any third party which challenges the validity of this Agreement or which would be reasonably likely to materially and adversely affect or restrict the Purchaser’s ability to consummate the transactions contemplated by this Agreement.

8.1.4	Certain Fees

Neither the Company nor any Shareholder, shall be directly or indirectly obligated to pay or bear (e.g., by virtue of any payment by or obligation of the Purchaser or any of its Affiliates at or at any time after the Closing) any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Purchaser or any of its Affiliates.

ARTICLE 9INDEMNIFICATION IN RELATION TO THE REPRESENTATIONS AND WARRANTIES

9.1	Indemnification
9.1.1	Subject to this Article 9, from and after the Closing, the Sellers shall indemnify and hold harmless the Purchaser from, against, and in respect of, any and all Losses:
(a)	suffered by any Group Company and arising out of an inaccuracy or a breach of the Representations and Warranties;
(b)	suffered by the Purchaser and arising directly (dommage direct) out of an inaccuracy or a breach of the Fundamental Warranties.
9.1.2

The Purchaser may make a claim for indemnification under this Agreement (a “Claim”) by sending to the Sellers’ Representatives, with a copy to the Underwriter, a written notice (a “Notice of Claim”) specifying the basis for the Claim, including a reasonable description and, if practicable, an estimate of the Loss suffered.

9.1.3

Subject to Article 9.6, the Purchaser shall make a Notice of Claim as soon as practicable and in any event no later than thirty (30) days after the date on which the Purchaser or, after Closing, the Company became aware of the facts causing such Loss.  Notwithstanding anything to the contrary herein or in the Warranty Liability Insurance Policy, any Notice of Claim given by the Purchaser later than the expiration of such period shall not limit or disallow such Claim except to the extent that as a result of such delay the amount of the Loss has increased or the Seller has otherwise suffered a prejudice as a result thereof.

9.1.4

For the sake of clarity, any recourse by the Purchaser against any of the Sellers under this Agreement for any ground other than an inaccuracy or breach of the Representations and Warranties shall not be governed by this Article 9 and, without limitation, the limitations provided in such Article 9 shall not apply to any such recourse.

9.1.5

If after receipt of a Notice of Claim, the Sellers’ Representatives either object in writing to the Claim set forth in the Notice of Claim or do not respond within thirty (30) Business Days following the receipt of the corresponding Notice of Claim (the “Objection Period”), the Claim notified by

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the Purchaser shall be deemed refused by the Sellers.  In such event, if the Purchaser fails to initiate legal proceedings in this respect, in accordance with the provisions of Article 12.10, within six (6) months following the Expiry Date, the Purchaser shall be deemed to have definitely and irrevocably waived any Claim mentioned in the Notice of Claim.

9.2	Recourses of the Purchaser
9.2.1

The Purchaser unconditionally and irrevocably waives any rights it may have to seek recovery (under whatever form or nature) of any Loss from, and waives any action of whatever form or nature against, Ardian’s directors, employees, agents, representatives and advisors and/or the direct or indirect shareholders of Ardian, in relation to a Claim made by the Purchaser with respect to any breach of the Representations and Warranties.

9.2.2

As an essential condition of the Sellers to grant the Representations and Warranties, the Purchaser agrees that, except in case of fraud or willful concealment (dol), in no event shall the aggregate amount of indemnity required to be paid by the Sellers pursuant to this Article 9 exceed the amount provided in Article 9.4.1. If such amount is reached, then any exceeding amount of Loss shall remain unsatisfied (as between the Purchaser and the Sellers or relevant Sellers) and the Purchaser shall not be entitled to recover any such shortfall from the Sellers or the relevant Sellers.

9.2.3

The Insurers shall have no recourse, including under any subrogation mechanism, against the Sellers or the shareholders of the Sellers as a result of any indemnification paid by the Insurer to the Purchaser under the Warranty Liability Insurance Policy. Notwithstanding the foregoing, the Insurers shall however be entitled to subrogate against the Sellers in case of fraud and willful concealment (dol) exclusively.

9.2.4

Any indemnification payment made by the Sellers to the Purchaser with respect to a breach of a Representation and Warranty or a Fundamental Warranty shall be treated as a reduction of the Purchase Price and shall be borne by all the Sellers pro rata to the amounts effectively received by each Seller in relation with the payment of the Purchase Price. As an exception to the foregoing, any indemnification obligation under the present Article 9 arising out of an inaccuracy or a breach of the Fundamental Representations and Warranties listed in Articles 6.1.1, 6.1.2 and / or 6.1.26 shall be exclusively borne by the Seller(s) concerned by such inaccuracy or breach.

9.2.5

Any indemnification payment due hereunder by any of the Sellers shall be paid from the Escrow Indemnification Amount from such Seller’s portion of the Escrow Indemnification Amount until such amount is exhausted.  With respect to a given Seller, such Seller’s portion of the Escrow Indemnification Amount shall be pro rata to the amounts effectively received by each Seller in relation with the payment of the Purchase Price. If the indemnification payment due hereunder exceeds the portion of the Seller’s portion of the Escrow Indemnification Amount, such Seller shall be required to immediately pay the excess to the Purchaser.

9.3	Calculation of Loss
9.3.1	In calculating the amount of a Loss,
(a)	there shall be deducted (without duplication):
(i)	the amount of any reserve or provision included in the Accounts to the extent it relates to the matter which gave rise to the Loss; and

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(ii)

the amount of any indemnification, insurance (net of any increase of insurance premium with respect thereto), or other recovery from a third party (including a Tax Authority), paid to, or recovered by, the Company or the Purchaser or its Affiliates with respect to the matter which gave rise to such Loss, minus any reasonable out-of-pocket costs and expenses incurred by the Company or the Purchaser in recovering such sum; and

(b)

the incidence of the Loss is calculated on a net-of-tax basis and by taking into account any Tax deduction that results in effective Tax savings in the fiscal year in which the Loss was accounted for to the exclusion of any increase of carried forward losses (déficit reportable),

(c)	any Taxes due by the Purchaser in relation to the indemnification of such Loss in accordance with this Article 9 shall be added.
9.3.2

The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity (i) more than once in respect of the same Loss or (ii) to the extent the Loss has already been taken into account in the determination of the Variable Amounts pursuant to Article 2.

9.3.3	The determination of a Loss may not result from the application of any transaction multiple.
9.4	Limitations
9.4.1	Subject to fraud and willful concealment (dol), the Sellers’ liability shall be limited as follows:
(a)	No amounts of indemnity shall be payable for a breach of the Representations and Warranties (other than the Fundamental Warranties) unless and until:
(i)	each claim or a series of claims arising from the same or substantially the similar facts or circumstances exceeds twenty five thousand euros (€25,000) (the “De Minimis Threshold”); and
(ii)

the Losses suffered in the aggregate exceed two million euros (€2,000,000) (the “Deductible Amount”), in which case the Purchaser shall be entitled to be recover the amount of Loss in excess of the Deductible Amount within the limit of the R&W Cap, provided that an indemnification payment for Losses with respect to any breach of any Fundamental Warranty shall not be subject to the De Minimis Threshold or the Deductible Amount.

(b)

No amounts of indemnity shall be payable by the Sellers for a Loss arising out of an inaccuracy or a breach of the Representations and Warranties (other than the Fundamental Warranties) in excess of €2.24 million (the “R&W Cap”).  Any Loss in excess of such amount shall be solely covered by the Warranty Liability Insurance Policy, it being specified, for the avoidance of doubts, that the fact that such Loss would not be covered by the Warranty Liability Insurance Policy, shall in no event entail any increase of the R&W Cap and under no circumstances shall the Sellers have any indemnification obligation towards the Purchaser in this regard.

(c)	No amounts of indemnity shall be payable by the Sellers for a Loss arising out of an

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inaccuracy or a breach of the Fundamental Warranties in excess of the Closing Purchase Price (and, for each relevant Seller, the portion of the Closing Purchase Price received by it).
9.4.2	The Sellers shall not be liable in respect of any Claim to the extent that:
(a)	the facts, matters or circumstances giving rise to the Claim against the Seller were Fairly Disclosed to the Purchaser in the Disclosed Information;
(b)

the Claim relates to any liability or obligation that would not have arisen but for a change in Law, case law or regulatory provisions (including the GAAP) or any published practice from any Governmental Authority, occurring after the 12 February 2019.

9.5	Third Party Claims
9.5.1

In the event that a claim is made against the Purchaser or the Company by any third party (including in the form of a Tax reassessment notice or any equivalent document received from a Tax Authority), or that the Purchaser or the Company is notified of any investigation or audit by any Governmental Authority (including a Tax Authority), or that any proceedings are initiated against the Company, in each case which may reasonably be expected to give rise to a Claim by the Purchaser for indemnification hereunder (any such claim, investigation, audit or proceeding being referred to as a “Third Party Claim”), the Sellers have acknowledged the fact that the defence of the interests of the Purchaser and/or the Group Companies shall be carried out by the Purchaser.

9.5.2

Without prejudice to the stipulations of the above paragraph, the Sellers’ Representatives shall provide any reasonable assistance to the Purchaser (and especially with any correspondence received from the Tax Authorities) in relation with a Third Party Claim.

9.6	Time limits for Claims
9.6.1	The Purchaser shall have no right to bring a Claim against the Sellers under this Agreement, unless the Purchaser has given the Sellers a Notice of Claim with respect thereto:
(a)

with respect to Claims based on any inaccuracy of the Representations and Warranties except as otherwise provided in Article 9.6.1(b) or Article 9.6.1(c) below, prior to the date which is eighteen (18) months after the Closing Date;

(b)	with respect to Claims based on any inaccuracy of the Fundamental Warranties prior to the date which is three(3) years after the Closing Date;
(c)

with respect to Claims based on Article 6.1.16 (Taxes), prior to the date which is sixty (60) days after the expiry of the statute of limitations (extended as the case may be by any period until the date when the Tax Authorities are still entitled to make a valid Claim);

(each of the above, an “Expiry Date”)

9.6.2

The limitations provided in Article 9.6.1 shall not affect any Claim if a valid Notice of Claim thereof has been given to the Sellers prior to the Expiry Date, regardless of the fact that the amount of the potential Loss is not precisely known or determined at that time.

9.7	Conduct of Claims

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9.7.1

No Claim may be made against a Seller in respect of this Article 9unless it is made and pursued against all the Sellers, save for any Claim made against one or several Sellers for an inaccuracy or a breach of a Fundamental Warranty by them individually.

9.8	Exclusivity of Remedy
9.8.1	The indemnification provided for in this Article 9 shall be the exclusive remedy of the Purchaser against the Sellers in respect of all Claims.
9.9	Payment of the indemnification
9.9.1

Any indemnification under the present Article 9 shall be payable by the Sellers or the Escrow Agent, as the case may be, with respect to any claim concerning a Loss within ten (10) Business Days following one of the following events:

(a)	the resolution of such claim by mutual agreement between the Sellers’ Representatives and the Purchaser; or
(b)	the issuance of an enforceable judgment by a court having jurisdiction in accordance with the provisions of Article 12.11; or
(c)	without prejudice to the other provisions of this Article 9, any transaction ending a third-party claim.

ARTICLE 10SELLERS’ REPRESENTATIVES

10.1.1

The Sellers hereby irrevocably appoint Ardian and Jean-François Le Bigot as their joint agents for the purpose of this Article 10 (the "Sellers’ Representatives") to jointly give and receive all notices and other documents until the Closing Date. Save as specified in the final sentence of this Article 10.1.1, the Sellers’ Representatives shall also jointly act as agent to give all consents, waivers, to accept and conclude any amendment to this Agreement on behalf of the Sellers, to handle, dispute, settle or otherwise deal with any and all claims against the Sellers under the Agreement, make on behalf of the Sellers or coordinate with the Representatives of the Purchaser and the Purchaser’s professional advisers any of the filings that are required to be made under this Agreement, and take all necessary or appropriate actions on their behalf, in connection with any authorization, approval or consent from any Governmental Authority required to be obtained for the consummation of the transactions contemplated in this Agreement, in all cases, in accordance with the terms of this Agreement, and, more generally, to exercise the rights of the Sellers on their behalf under the Agreement. Any decision or act taken by the Sellers’ Representatives under and in compliance with this Agreement shall bind the Sellers. Each of the Sellers’ Representatives or his/it successor may at any time notify the Purchaser and the Sellers that he does not wish to continue to act as agent for all or part of the Sellers provided however that the termination of a Sellers’ Representatives appointment will not be effective vis-à-vis the Purchaser unless and until a new Person is designated as the Sellers’ Representatives by the relevant Sellers under the Agreement.

10.1.2

Notwithstanding the above, the Sellers hereby irrevocably grant Ardian the powers to act solely in case of any disagreement that may arise between Ardian and Jean-François Le Bigot acting as Sellers’ Representatives and which is not resolved within three (3) Business Days of the date it occurs.  In such event, the Purchaser shall be entitled to rely on all notices and other documents provided by Ardian in its capacity as Sellers’ Representative.

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10.1.3	The Sellers’ Representatives shall not bear any liability whatsoever, to the Sellers, in their capacity as agents of the Sellers under the Agreement.

ARTICLE 11SUBSTITUTION OF MANCO 1 OR MANCO 2

11.1	Direct Liquidity Right Manco 1
11.1.1

If, in connection with Manco 1, the legal representative of Manco 1 notifies to the Sellers’ Representatives and the Purchaser the exercise of the Direct Liquidity Right Manco 1, the Purchaser undertakes to negotiate in good faith and enter as soon as possible into the Manco 1 Share Purchase Agreement simultaneously with the Manco 1 Shareholders in order to acquire all of the Manco 1 Shares representing 100% of the share capital and voting rights of Manco 1 instead of the Securities held by Manco 1.

11.1.2

Upon completion of the transfer contemplated in the Manco 1 Share Purchase Agreement, Manco 1 shall be released from all its obligations, and shall lose all rights granted to it, pursuant to this Agreement.

11.1.3

Failing Manco 1 Shareholders holding 100% of the share capital and voting rights of Manco 1 to have executed or adhered to the Manco 1 Shares Purchase Agreement at the latest fifteen (15) Business Days before the Closing Date, the Direct Liquidity Right Manco 1 shall be deemed to have been irrevocably waived by Manco 1 Shareholders and Manco 1 shall remain bound by its obligations under this Agreement.

11.2	Direct Liquidity Right Manco 2
11.2.1

If, in connection with Manco 2, the legal representative of Manco 2 notifies to the Sellers’ Representatives and the Purchaser the exercise of the Direct Liquidity Right Manco 2, the Purchaser undertakes to negotiate in good faith and enter as soon as possible into the Manco 2 Share Purchase Agreement simultaneously with the Manco 2 Shareholders in order to acquire all of the Manco 2 Shares representing at least 100% of the share capital and voting rights of Manco 2 instead of the Securities held by Manco 2.

11.2.2

Upon completion of the transfer contemplated in the Manco 2 Share Purchase Agreement, Manco 2 shall be released from all its obligations, and shall lose all rights granted to it, pursuant to this Agreement.

11.2.3

Failing Manco 2 Shareholders holding 100% of the share capital and voting rights of Manco 2 having executed or adhered to the Manco 2 Shares Purchase Agreement at the latest fifteen (15) Business Days before the Closing Date, the Direct Liquidity Right Manco 2 shall be deemed to have been irrevocably waived by Manco 2 Shareholders and Manco 2 shall remain bound by its obligations under this Agreement.

ARTICLE 12MISCELLANEOUS PROVISIONS

12.1	Announcements

All announcements made in connection with this Agreement and the transactions contemplated herein shall be the subject of a consultation between the Parties and a prior written agreement between the Purchaser and the Seller, which agreement shall not be unreasonably withheld or delayed, except where such announcement is a legal; regulatory or stock exchange requirement

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including for the sake of clarity NYSE rules (including as regards the Parent), in which case the Party required to make such announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of its issuance.

12.2	Assignment – No Third Party Beneficiaries
12.2.1

None of the Parties may assign, directly or indirectly, the benefit of any provision of this Agreement to any other Person without the prior written consent of the other Parties. Notwithstanding the foregoing, the Purchaser may assign (in whole or in part) its rights and obligations under this Agreement (including for clarity any cause of action arising out of or in connection with any breach thereof) to any of its affiliates, provided that the Purchaser shall remain joint and severally liable with such affiliate in the performance of its obligations hereunder. Subject to the foregoing provisions of this clause, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the heirs, executors, administrators, legal representatives, successors, and permitted assigns of the Parties.

12.2.2

Except as otherwise expressly provided for in this Agreement, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties any right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

12.3	Parent to Cause the Purchaser to Perform All Obligations Hereunder
12.3.1

The Parent hereby fully, unconditionally and irrevocably agrees to cause the Purchaser (or its assignee pursuant to Article 12.2.1) to perform all of the Purchaser’s obligations hereunder, and fully, unconditionally and irrevocably guarantees jointly and severally (cautionnement solidaire) to the Sellers such performance by the Purchaser of each and every obligation of the Purchaser hereunder, including any and all payment obligations.

12.3.2	The Parent hereby expressly waives any right which it may have under (i) the benefit of discussion (bénéfice de discussion) (articles 2298 to 2301 of the French Civil Code).
12.3.3	The Parent expressly waives the benefit of Article 2309 and 2316 of the French Civil Code.
12.4	Amendment - Waiver
12.4.1	No terms of this Agreement may be altered, modified, amended or supplemented or terminated except by an instrument in writing duly signed by the Parties.
12.4.2

A waiver of any term, provision or condition of, or consent granted under this Agreement shall be effective only if given in writing and signed by the waiving or consenting Party, and then only in the instance and for the purpose for which it is given.

12.4.3

No failure or delay on the part of any Party in exercising any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right except as specifically set forth herein.

12.4.4	No breach by any Party of any provision of this Agreement shall be waived or discharged except with the express written consent of the other Party.

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12.5	Costs
12.5.1

Each Party shall bear the costs and expenses (including intermediaries’ fees) incurred by it in connection with the negotiation, preparation, execution and implementation of this Agreement, whether or not the Closing shall have occurred and the transactions contemplated herein have been realized,

12.5.2

For the avoidance of doubt, all registration duties (droits d'enregistrement) in relation to the Transfer shall be borne and timely paid by the Purchaser. Such costs and expenses are not included in the Purchase Price.

12.6	Other Tax Matters

For the avoidance of doubt, nothing in the agreement would prohibit Purchaser from a making an election pursuant to section 338(g) of the Internal Revenue Code in connection with the acquisition.

12.7	Notices

All notices, requests, demands, and other communications which are required or may be given under this Agreement shall be in writing in English and shall be delivered by (i) hand delivery against receipt signed and dated by the addressee, (ii) registered mail return receipt requested, or (iii) by email with a confirmation of receipt, and shall be addressed to the other Parties at the respective address set forth in Schedule 12.7 or to such other address or place as such Parties may from time to time designate in writing to the other Parties, in accordance with the provisions hereof.

Notices given pursuant to paragraph (i) and (ii) above shall be deemed effectively given when received and notices given pursuant to paragraph (iii) above shall be deemed effectively given on the Business Day following the date of the sending of the email.

12.8	Invalidity – Entire Agreement
12.8.1

If any term or provision herein is held to be void, unenforceable, invalid, illegal or inapplicable, the legality, enforceability, validity and applicability of the other provisions of this Agreement shall not be affected or impaired thereby.  In such case the Parties shall negotiate in good faith a lawful substitute provision to replace the void, unenforceability, invalid, illegal or inapplicable provision or term that shall be consistent with the intent and object of the original provision.

12.8.2

This Agreement (including the Schedules hereto and the documents referred to herein but excluding the Confidentiality Agreement) constitutes the entire agreement among the Parties and supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

12.9	Enforcement
12.9.1	The Parties agree not to attempt to rescind the rights and obligations granted herein.
12.9.2

To this effect, the Parties agree to apply the provisions of Article 1221 of the French Civil Code in respect of the subject matter to this Agreement and agree to have their respective undertakings subject to specific performance (exécution forcée) in consideration of the fact that a breach of each such undertaking may not be fully compensated by damages. Each Party further acknowledges and agrees that any specific performance action (exécution forcée) in respect of this Agreement will

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constitute a balanced course of action falling outside the "manifest disproportion" exclusion contained in Article 1221 of the French Civil Code.
12.10	Certain Waiver of Rights
12.10.1

Notwithstanding anything herein to the contrary, each Party irrevocably waives (a) any right to terminate this Agreement under article 1226 of the French Civil Code (regarding the right of a creditor to terminate a contract at its own risk); (b) any right it may have under article 1223 of the French Civil Code to accept a partial performance of this Agreement and (c) any right it may have under article 1195 of the French Civil Code, thereby fully assuming any risk which may arise from any of the unforeseeable circumstances referred to under such article, in connection with this Agreement.

12.11	Governing Law - Jurisdiction
12.11.1	This Agreement is governed by and shall be construed in accordance with French law, without regard to conflicts of laws principles that would require the application of any other law.
12.11.2

All disputes arising out of or relating to this contract, including questions relating to the performance, interpretation, validity, breach or termination thereof, shall be subject to the jurisdiction of the International Chamber of the Paris Commercial Court, and all appeals from any decision of such court shall be subject to the jurisdiction of the International Chamber of the Paris Court of Appeals.

[signature page follows]

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The Parties hereby agree to sign electronically this Agreement, in accordance with the provisions of articles 1366 and seq. of the French Civil Code, through the service provider www.docusign.com.

/s/ Yann Bak

AXA LBO FUND V SUPPLEMENTARY FPCI represented by: Yann Bak and/or Olivier Personnaz and/or Edouard Level and/or Edmond Delamalle

[Signature Page – Ardian]

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/s/ Jean Francois Le Bigot

JEAN FRANCOIS LE BIGOT

[Signature Page – Jean-François Le Bigot]

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/s/ Jean-Francois Le Bigot

OTHER CTL SELLERS represented by: Mr Le Bigot and / or Mr Spies

[Signature Page – Other CTL Sellers]

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/s/ Jean-Francois Le Bigot

THE CANADIAN CTL SELLERS represented by: Mr Le Bigot and / or Mr Spies

[Signature Page – The Canadian CTL Sellers]

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/s/ Mr. Spies

BLUE JAZZ SAS represented by: Mr Spies

[Signature Page – BLUE JAZZ SAS]

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/s/ Mr. Spies

BLUE TANGO SAS represented by: Mr Spies

[Signature Page – BLUE TANGO SAS]

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/s/ David R. Smith

CHARLES RIVER NEDERLAND B.V. represented by: David R. Smith, Director

[Signature Page – CHARLES RIVER NEDERLAND B.V.]

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/s/ Joseph W. LaPlume

CHARLES RIVER LABORATORIES INTERNATIONAL, INC represented by: Joseph W. LaPlume, Corporate Executive Vice President, Corporate Development & Strategy

[Signature Page – CHARLES RIVER LABORATORIES INTERNATIONAL, INC]

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/s/ Mr. Le Bigot

CTL INTERNATIONAL SAS represented by: Mr Le Bigot

[Signature Page – CTL INTERNATIONAL SAS]

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